Exhibit 99.1

Item 6.	Selected Financial Data.

The following table sets forth certain selected historical financial data and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto which are included elsewhere herein. The selected operating and financial position data as of and for each of the five-years ended December 31, 2008 have been derived from our audited consolidated financial statements, some of which appear elsewhere in this Annual Report on Form 10-K. As discussed in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” during the past five years, we have effected a number of business combinations and other transactions that materially affect the comparability of the information set forth below. Additionally, on July 11, 2007, the Company effected a two-for-one stock split in the form of a 100% stock dividend to the stockholders of record on July 3, 2007. All share and per share information has been retroactively adjusted to reflect the stock split.

	As of and For the Years Ended December 31,
	2008(2)(3)	2007(2)	2006(2)	2005(2)	2004(2)
	(in thousands, except per share data)
Operating Data
Revenue	$226,063	$158,008	$100,642	$52,869	$21,881
Income (Loss) from operations (1)	$(30,751)	$29,686	$18,853	$10,114	$3,012
Net income (loss) (1)	$(34,161)	$16,727	$11,350	$7,720	$2,154
Earnings (Loss) per share – Basic (1)	$(1.78)	$0.91	$0.66	$0.53	$0.16
Earnings (Loss) per share – Diluted (1)	$(1.78)	$0.88	$0.61	$0.47	$0.15

Financial Position Data
Total assets	$234,575	$160,793	$82,890	$52,158	$15,957
Long-term debt, less current portion	$120,281	$52,377	$8,185	$7,277	$5,272
Stockholders’ equity	$65,721	$77,461	$53,509	$35,205	$4,823
Cash dividends declared per share	$—	$—	$—	$—	$—

[1]

Our results for 2008 include an impairment charge for goodwill and other intangible assets of $67.7 million. See Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional information.

[2]

Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”).

[3]

Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FSP Accounting Principles Board (APB) 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP 14-1”). The Company elected to apply the provisions of FSP 14-1 to its 5.25% Senior Convertible Notes issued in 2008 as these Notes were outstanding during the year ended December 31, 2008, as reflected in the accompanying consolidated financial statements.

The table above reflects the results of the following acquisitions of companies or their assets from their respective dates of acquisitions in the following years:

2005 –

Phoenix E&P Technology, LLC, Spidle Sales and Services, Inc., Harmon’s Machine Works, Inc. and Precision-LOR, Ltd.;

2006 –

Can-Ok-Field Services, Inc., Total Well Solutions and LLC. Liftech, LLC;

2007 –

Triumph Drilling Tools, CAVO Drilling Motors Ltd Co., Sooner Energy, Inc. and,

2008 –

Teledrift Inc.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with our consolidated financial statements included elsewhere in this Annual Report on Form 10-K. The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, our actual results may differ from those expressed or implied by the forward-looking statements. See “Forward-Looking Statements” at the beginning of this Annual Report on Form 10-K.

FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”) was adopted by the Company, effective January 1, 2009. This new standard requires the retrospective revision of prior period financial statements related to the accounting for unvested share-based payment awards within the scope of FSP EITF 03-6-1. As described in more detail under “Recent Pronouncements” below, retrospective revisions to the amounts originally reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission on March 16, 2009, have been included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Flotek Industries, Inc., as well as the accompanying Consolidated Financial Statements of Flotek Industries, Inc., in accordance with the provisions of FSP EITF 03-6-1. The effect of this EITF on the financial statements is immaterial.

FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement) (FSP 14-1) was adopted by the Company, effective January 1, 2009. This new standard requires the retrospective revision of prior period financial statements related to the accounting for convertible debt instruments within the scope of FSP 14-1. As described in more detail under “Recent Pronouncements” below, retrospective revisions to the amounts originally reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission on March 16, 2009, have been included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Flotek Industries, Inc., as well as the accompanying Consolidated Financial Statements of Flotek Industries, Inc., in accordance with the provisions of FSP 14-1.

No other changes from the amounts or disclosures originally reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, other than those necessitated by the retrospective revision provisions of FSP EITF 03-6-1 and FSP 14-1, have been included below or in the accompanying Consolidated Financial Statements of Flotek Industries, Inc.

Basis of Presentation

Certain reclassifications have been made to prior periods to conform to the current period presentation. During the fourth quarter of 2008, we discovered that depreciation and amortization expense that was directly related to the production of our revenue was recorded as an operating expense and not as a component of cost of revenue. Over the past three years as we have acquired companies in our Drilling Products segment, depreciation directly associated with the production of revenue has grown. We have determined that the portion of this expense that relates directly to the production of related revenue should more appropriately be reflected in cost of revenue. We have evaluated the reclassification in accordance with the guidance provided in SAB No. 99, “Materiality,” and have determined that the reclassification is not material to any period. A correction of the reclassification described above has no effect on any single line item contained within or on the Company’s Consolidated Balance Sheet, Consolidated Statement of Stockholders’ Equity or Consolidated Statement of Cash Flows for the 2006, 2007 and 2008 annual or interim periods. The reclassification is between Cost of revenue and Operating expense, a correction of this reclassification would not have an overall effect on Flotek’s Statement of Income and Comprehensive Income, Net income, Earnings per share (“EPS”) (Basic or Diluted), Income from operations, Income before taxes or Provision for income taxes for the same periods. We have concluded that the reclassification would not have a material impact on Depreciation and amortization and Cost of revenues or gross margin on both a consolidated and segment basis, based upon our assessment.

If depreciation expense had been presented correctly consolidated gross margin would have been reduced by $4.3 million and $1.8 million for the years ended December 31, 2007 and 2006, respectively. Depreciation expense directly attributable to the generation of revenue was $7.3 million for the year ended December 31, 2008. Correspondingly, Operating expenses would have been decreased by the same amounts in each of the periods, resulting in no change to Operating income, Net income or Earnings per share as reported. This reclassification had the largest impact on the Drilling Products segment, reducing that segment’s gross margin and decreasing its Operating expenses by $3.7 million and $1.5 million for the years ended December 31, 2007 and 2006, respectively, resulting in no change to reported segment Income from operations. All future reports including those issued at interim periods, will present depreciation directly associated with the production of revenue as a component of gross margin, including adjustments to quarterly data presented herein.

Executive Summary

We are a global technology-driven growth company serving the oil, gas, and mining industries by providing oilfield products, services and equipment. We were incorporated in 1985, currently trade on the NYSE and our headquarters are located in Houston, Texas. We operate in select domestic and international markets including the Gulf Coast, the Southwest and the Rocky Mountains, Northeastern and Mid-Continental United States, Canada, Mexico, Central America, South America, Europe, Africa and Asia. We market our products domestically and internationally in over 20 countries. The customers for our products and services include the major integrated oil and natural gas companies, independent oil and natural gas companies, pressure pumping service companies and state-owned national oil companies. Our ability to compete in the oilfield services market is dependent on our ability to differentiate our products and services, provide superior quality and service, and maintain a competitive cost structure. Activity levels are driven primarily by current and expected commodity prices, drilling rig count, oil and gas production levels, and customer capital spending allocated for drilling and production.

Our business is comprised of three reportable segments: Chemicals and Logistics, Drilling Products and Artificial Lift. We focus on serving the drilling-related needs of oil and gas companies primarily through our Chemicals and Logistics and our Drilling Products segments, and the production-related needs of oil and gas companies through our Artificial Lift and Chemicals and Logistics segments. We believe that our product offerings and geographical presence throughout these three business segments provides us with diverse sources of cash flow. Each segment has its own technical expertise and a common commitment to provide its customers with competitively priced quality equipment and services.

•

The Chemicals and Logistics segment develops, manufactures and markets specialty chemicals used in oil and gas well cementing, stimulation, acidizing, drilling and production treatment. Additionally, the segment provides well cementing, bulk blending and transload services and transload facility management services.

•	The Drilling Products segment rents, inspects, manufactures and markets downhole drilling equipment for the energy, mining, water well and industrial drilling sectors.

•

The Artificial Lift segment manufactures and markets artificial lift equipment which includes the Petrovalve line of rod pump components, electric submersible pumps, gas separators, valves and services to support coal bed methane production.

Over the past three years, we have grown both organically and through strategic acquisitions and other investments of complementary or competing businesses in an effort to expand our product offering and geographic presence in key markets. We continue to seek accretive acquisition or merger candidates in our core businesses to either decrease costs of providing products or add new products and customer base to diversify our market. We strive to mitigate cyclical risk in the oilfield service sector by balancing our operations between onshore versus offshore; drilling versus production; rental tools versus service; domestic versus international; and natural gas versus crude oil.

The acquisitions we completed in 2008, 2007 and 2006 included:

•	Teledrift, Inc. (“Teledrift”), which designs and manufactures wireless survey and measurement while drilling, or MWD, tools, in February 2008;

•	Sooner Energy Services, Inc. (“Sooner”), which develops, produces and distributes specialty chemical products and services for drilling and production of natural gas in August 2007;

•

A 50% partnership interest in CAVO Drilling Motors, Ltd, Co., (“CAVO”), which specializes in the rental, service and sale of high performance mud motors in January 2007 and the remaining 50% partnership interest in November 2007;

•	Triumph Drilling Tools, Inc. (“Triumph”), a drilling tool sales and rental provider in Texas, New Mexico, Louisiana, Oklahoma and Arkansas, in January 2007;

•	The tangible assets and licensed rights to exercise the exclusive worldwide rights to a patented gas separator used in coal bed methane production in April 2006;

•	The assets of LifTech, LLC. (“LifTech”), which markets and services electric submersible pumps and downhole gas/water separators primarily to coal bed methane gas producers in June 2006; and

•	The assets of Can-Ok Oil Field Services, Inc. and Stabilizer Technology, Inc. (collectively “Can-Ok”) a downhole oilfield tool company in January 2006.

As 2008 progressed, early optimism of continuing growth in oil and natural gas exploration and production activity was dampened by growing evidence of weakening economic conditions that began to significantly weigh upon the energy markets in early October. While such weakening did not prevent oil prices from ramping up steeply in July, the velocity of the subsequent reversal to under $40-per-barrel by the end of the year was supported by economic reports and forecasts that confirmed the majority of the OECD (Organization for Economic Co-operation and Development) countries to be in recession by the end of the third quarter. Consequently, global oil demand forecasts for 2008 dropped from quarter to quarter and it became apparent that moderating oil demand growth in the non-OECD economies would no longer be sufficient to offset a continuing three-year demand decline within the OECD countries. In the fourth quarter OPEC elected to cut production. However, the time taken for these cuts to be felt in the market, and for the resultant increased spare capacity to be reabsorbed by future growth, was large enough for E&P customers to cut investment. This translated to lower demand and weaker prices for oilfield services in an increasing number of areas late in the fourth quarter.

The natural gas markets presented a similar picture. While activity was initially maintained in the first part of the year, the developing recession in the latter part of 2008 led to lower industrial demand in the developed economies although commercial and residential demand was maintained. In North America, supply increased in 2008 largely as a result of industry deployment of advanced drilling, production and completion technologies leading to higher gas production and consequently greater storage levels in spite of lower Canadian imports and decreased LNG (Liquified Natural Gas) supplies. Consequently, more LNG became available for other international importers and, as a result, the majority of the developed economies are well supplied for their needs. Within the United States, the world’s largest natural gas market, this translated to reduced gas exploration and production investment with lower demand for oilfield services and consequent pressure on service pricing in a number of areas by the fourth quarter as the market price of natural gas fell. In international markets however, increasing demand for natural gas in the developing economies led to sustained drilling activity with drilling rigs previously deployed on oil exploration and development moving to natural gas activity in some regions.

Evidence of a softening in the oil, gas, and mining industry spending began to impact our results in November, 2008 particularly in our chemical sales to pumping companies. Late in the fourth quarter of 2008 we began to take actions to scale our business to cope with these factors by implementing various cost containment methods designed to reduce our fixed costs such as implementing an employee cap and reducing travel levels. Early in 2009, we took actions to size the workforce, in certain divisions, to our expected near-term work load resulting in headcount reductions, including contract employees and full and part time employees. Also in early 2009, we began implementing a plan to consolidate various facilities to better leverage our fixed cost structure. In conjunction with the current market downturn, we anticipate inventory levels will significantly decrease and we will work to take advantage of declining raw material prices to meet our customers demand for competitive pricing. A summary of factors important to understanding our results for 2008 is provided below and further discussed in the narrative that follows this overview:

•

Total Company Net (loss) was ($34.2) million and Diluted (loss) per share of ($1.78) in 2008 compared to Net income of $16.7 million and Diluted earnings per share of $0.88 in 2007. We recorded a non-cash charge of $67.7 million in the fourth quarter of 2008 related to impairment of goodwill and other intangible assets consisting of patents and customer lists (the “Impairment”). Excluding the effect of the Impairment, Adjusted net income for the full year 2008 would have been $14.2 million and Adjusted diluted earnings per share of $0.74 per share, compared to Net income of $16.7 million and Earnings per share of $0.88 in 2007.

•

Diluted earnings (loss) per share for 2008, 2007 and 2006 were ($1.78), $0.88 and $0.61, respectively. Excluding the effect of the Impairment, Adjusted diluted earnings per share were $0.74, $0.88 and $0.61 for 2008, 2007 and 2006, respectively.

•

Total Company revenue increased to $226 million in 2008, up 43% compared to 2007 due to increased demand in all of our segments and the acquisition of Teledrift. Revenues in the Chemicals and Logistics segment increased 27% due to increased demand for our proprietary specialty chemicals, Drilling Products revenues increased 73% mainly due to the addition of the Teledrift MWD suite of products, and Artificial Lift revenues increased 24%. The revenue associated with Teledrift is included in the Drilling Products segment from its date of acquisition in February 2008.

•

Total Company gross margin as a percentage of revenue for 2008 remained flat with 2007 primarily due to the impact of higher margins from Teledrift offsetting margin deteriorations in the Chemical & Logistics segment and the rest of Drilling Products as we were unable to pass on all of the increased raw material costs to our customers during the year.

•

The Impairment reflected in our financial statements caused us to be in non-compliance with the Minimum Net Worth covenant contained within our credit agreement (the “New Credit Agreement”) as of December 31, 2008. Additionally, our forecasts indicated that we might violate the Leverage Ratio and the Fixed Charge Coverage Ratio in the New Credit Agreement in the next twelve months. Accordingly, on March 13, 2009, we entered into a Second Amendment to our New Credit Agreement dated March 13, 2009 (the “Second Amendment”) with our lenders that we believe will provide us with adequate liquidity to meet our needs in the foreseeable future and allow us to meet our amended covenants.

•

Total Company Income (Loss) from operations as a percentage of sales decreased to (13.6%) in 2008 from 18.8% in 2007. This decrease is due to the Impairment, increased administrative costs and depreciation and amortization costs associated with acquisitions.

These results are partially offset by a rapid reversal that occurred late in the year in response to the worsening economic climate in the United States and around the world.

The sharp drop in oil and gas prices in the latter part of 2008 has resulted in lower activity, higher inventories, and the belief that demand will erode further in 2009 as a result of a worldwide economic slowdown, and has led to rapid and substantial reductions in exploration and production expenditure. At current prices most of the new categories of hydrocarbon resources such as heavy oil, tar sands, coal-to-liquids, or gas-to-liquids are not economic to develop. In addition, margins will remain under pressure as customers seek lower prices for oilfield services and we, in turn seek price reductions from our suppliers.

Our Drilling Products segment is tied closely to rig count and any significant reductions in rig count will have an adverse effect on our business. Despite these pressures we expect to maintain our market share through service quality and product innovation and competitive bundling of product offerings.

Non-Cash Impairment

As a result of our annual review of goodwill and other intangible assets, we recorded non-cash charges of $61.5 million to impair goodwill and $6.2 million related primarily to the impairment of customer lists and patents. We test goodwill for impairment on an annual basis at a reporting unit level in the fourth quarter of every year. Impairment is a condition that exists when the carrying amount of goodwill exceeds its implied fair value. Testing of goodwill requires the use of a two step impairment test that identifies potential goodwill impairment and measures the amount of an impairment loss to be recognized (if any). We began our process of testing goodwill by assessing our reporting segments and units. A reporting unit is an operating segment or one level below an operating segment (referred to as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. However, two or more components of an operating segment should be aggregated and deemed a single reporting unit if the components have similar economic characteristics. An operating segment shall be deemed to be a reporting unit if all of its components are similar, if none of its components is a reporting unit, or if it comprises only a single component. Based on our analysis, we determined that we have four reporting units: Chemicals and Logistics, Other Drilling Products, Teledrift (which is included in our Drilling Products segment) and Artificial Lift.

The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the test shall be performed to measure the amount of impairment loss, if any. Based upon our assessment, we determined that a potential impairment existed for goodwill recorded in the Other Drilling Products, Teledrift and Artificial Lift reporting units.

The second step of the goodwill impairment test, which is used to measure the amount of impairment loss compares the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in a manner similar to determining the amount of goodwill recognized in a business combination. Accordingly, we assigned the fair value of a reporting unit to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. We performed that assignment process only for purposes of testing goodwill for impairment and did not write up or write down a recognized asset or liability, nor did we recognize a previously unrecognized intangible asset as a result of this allocation process. We determined that the carrying amount of reporting unit goodwill exceeded the implied fair value of that goodwill for each of the three reporting units mentioned above and recognized an impairment loss equal to that excess.

The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. Quoted market prices in active markets are the best evidence of fair value and shall be used as the basis for the measurement, if available. If quoted market prices are not available, fair value of a reporting unit may be estimated using a valuation technique based on multiples of earnings or revenue or a similar performance measure if that technique is consistent with the objective of measuring fair value. We choose to determine the value of our reporting units using the income approach due to a lack of current market transactions that could provide perspective to our analysis as a result of an inactive transaction market and our diverse peer group. Use of this income approach is dependent on forecasts and determination of a weighted average cost of capital. We calculated the weighted average cost of capital for each reporting unit considering various unit specific factors such as risk, size and borrowing costs in relation to our peer group.

Factors that effected these calculations include broad economic drivers that were impacted beginning late in the fourth quarter of 2008. We adjusted our activities in the later stages of 2008 in an effort to address the impact these factors were having on our customers and lessen the adverse impact on our forecasted results. Given the general economic climate, we assessed our 2008 full year forecast compared to the base year used in our prior year goodwill test and looked to other indicators of then-current market participant information. Early in the fourth quarter of 2008, our stock price began to decline.

The changes in business conditions since that time are considered significant. Initial decisions from our fourth quarter business review included the closing of certain operating locations and the curtailing of capital expenditures throughout the Company. These changes, combined with the extreme volatility and related deepening economic crisis experienced during the fourth quarter, lower-than-expected full year 2008 operating results, continued recessionary projections for 2009, lower rig count projection, and significant uncertainty about when the global economy will recover, have contributed to reduced projected cash flows and higher risk-adjusted discount rates used in our current analysis compared to those used in our goodwill test for 2007. Our projections include anticipated benefits from a re-leveraging of sales when conditions improved. We anticipate a continued challenging environment for 2009 followed by some recovery beginning in 2010.

Accordingly, we recorded a goodwill impairment charge of $61.5 million, relating to the following reporting units: Artificial Lift, $5.9 million, Other Drilling Products, $43.0 million and Teledrift, $12.6 million. Included in these impairment charges is goodwill resulting from 2005 and later acquisitions. All of these acquired entities were integrated into their respective reporting units and their cash flows were aggregated with all other cash flows of the respective reporting unit in the determination of estimated fair value.

An impairment loss shall be recognized only if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. That assessment shall be based on the carrying amount of the asset at the date it is tested for recoverability. A long-lived asset shall be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Due to the significantly changing business conditions late in the fourth quarter of 2008, we determined a test our long-lived assets for potential impairment was appropriate.

We grouped our long lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent and identifiable. Estimates of future cash flows used to test the recoverability of our long-lived asset included only the future cash flows that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. We considered various factors in making these estimates including whether other assets of the group would have been acquired by the entity without the asset, the level of investment that would be required to replace the asset, and the remaining useful life of the asset relative to other assets of the group.

Based on this analysis we recorded an impairment loss related to our other intangible assets that totaled approximately $6.2 million and primarily relates to customer lists and patents which were part of business acquisitions in 2006 and 2007.

Results of Operations:

	For the Years Ended December 31,
	2008	2007	2006
	(in thousands)
Revenue	$226,063	$158,008	$100,642
Cost of revenue 1	135,307	94,561	61,249

Impairment of Goodwill and Other intangible assets	67,695	—	—
Selling, general and administrative costs	46,311	30,639	18,919
Depreciation and amortization	5,570	2,273	965
Research and development costs	1,931	849	656

Total operating expenses	121,507	33,761	20,540

Income (Loss) from operations	(30,751)	29,686	18,853

Income (Loss) from operations %	-13.6%	18.8%	18.7%
Other income (expense):
Interest expense(3)	(13,813)	(3,501)	(1,005)
Other, net	(96)	956	85

Total other income (expense)	(13,909)	(2,545)	(920)

Income (Loss) before income taxes	(44,660)	27,141	17,933
Income tax benefit (provision)(3)	10,499	(10,414)	(6,583)

Net income (loss)	$(34,161)	$16,727	$11,350

Basic Earnings Per Share(4)	$(1.78)	$0.91	$0.66

Diluted Earnings per Share(4)	$(1.78)	$0.88	$0.61

[1]	Includes Depreciation directly related to production of Revenue of $7,274, $4,264 and $1,785 for the years ended December 31, 2008, 2007 and 2006, respectively.

Non-GAAP Reconciliation:
Income (Loss) from operations	$(30,751)	$29,686	$18,853
Impairment of Goodwill and Other Intangible assets	67,695	—	—

Adjusted income from operations	36,944	29,686	18,853

Adjusted income from operations %	16.3%	18.8%	18.7%

Total other income (expense)(3)	(13,909)	(2,545)	(920)
Income tax benefit (provision)(2)(3)	(8,817)	(10,414)	(6,583)

Adjusted net income (loss)	$14,218	$16,727	$11,350

Adjusted Basic Earnings Per Share(4)	$0.74	$0.91	$0.66

Adjusted Diluted Earnings Per Share(4)	$0.74	$0.88	$0.61

[2]	Excludes the tax benefit of $19.3 million related to the Impairment.
[3]

Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FSP 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement).

[4]

Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.

Segment Income (Loss) from operations:
Chemicals and Logistics	$37,433	$32,389	$16,845
Drilling Products	(43,840)	5,632	6,325
Artificial Lift	(6,709)	1,381	1,514
Unallocated Corporate	(17,635)	(9,716)	(5,831)

Income (Loss) from operations	$(30,751)	$29,686	$18,853

Results for 2008 compared to 2007—Consolidated

Revenue for the year ended December 31, 2008 was $226.1 million, an increase of 43.1%, compared to $158.0 million for the same period in 2007. Revenue increased in all three of our segments as we experienced organic growth greater than 20% when compared to the previous year with the remainder of the growth coming from our acquisition of Teledrift. The organic revenue growth is primarily a result of an increase in overall sales volume, particularly of our proprietary specialty chemicals, tool rentals, service inspections and expansion of our mud motor fleet. Sales of our biodegradable “green” chemicals grew 37.2%, to $77.4 million for the year ended December 31, 2008.

Gross margin for the year ended December 31, 2008 was $90.8 million, an increase of 43.0%, compared to $63.4 million for the same period in 2007. Gross margin as a percentage of revenue remained flat between both periods at approximately, 40.2% of revenues. We actively managed our gross margin through targeted price increases and cost containment measures to offset increasing raw material prices throughout the year. We continued to experience greater volumes within our higher margin Chemicals and Logistics segment and volumes related to the Teledrift acquisition. Sales of our proprietary environmentally benign ‘green’ chemicals which sell at higher margins made up 34.2% of consolidated revenues for the year ended December 31, 2008, compared to 35.7% for the year ended December 31, 2007. Taking into account current market conditions, we anticipate that we will continue to experience downward pressure on our margins throughout 2009. We intend to mitigate the effect of this pressure through management of our raw materials and other direct product costs. Gross margin is calculated as Revenue less the corresponding Cost of revenue, which includes depreciation expense directly associated with the generation of revenue.

We impaired the carrying value of goodwill and other intangible assets based on management’s evaluation of the Company’s sustained low stock price and reduced market capitalization, macroeconomic factors impacting industry conditions, actual recent results and forecasted operating performance, as well as other factors. We normally assess the carrying value of acquired goodwill and other assets for impairment in the fourth quarter of every year. The Company determined that the carrying value of goodwill and other intangible assets exceeded the estimated fair value of the various reporting units and, as a result, recorded an impairment of $67.7 million at December 31, 2008. (Loss) from operations was ($30.8) million for the year in 2008 compared to Income from operations of $29.7 million for the year in 2007. Excluding the effect of the Impairment, Adjusted income from operations was $36.9 million for the year in 2008 compared to Income from operations of $29.7 million for 2007.

Selling, general and administrative costs are not directly attributable to products sold or services rendered. Selling, general and administrative costs were $46.3 million for the year ended December 31, 2008, an increase of 51.2%, compared to $30.6 million during 2007. The increase was primarily due to the acquisition of Teledrift and increased indirect personnel costs in all divisions as we shifted into the more people-intensive rental and service business, expanded geographically and expanded our sales and corporate support staff. Professional fees increased due to higher administration and management costs, which were incurred to strengthen back office functions and internal controls.

Depreciation and amortization costs were $5.6 million for the year ended December 31, 2008, an increase of approximately 145%, compared to $2.3 million during the same period in 2007. The increase is due to higher depreciation associated with acquired assets and expanded capital expenditures.

Research and development (“R&D”) costs were $1.9 million for the year ended December 31, 2008, an increase of 127.4%, compared to $0.8 million during the same period in 2007. In 2008 we expanded our R&D investments in the Chemicals and Logistics segment by approximately 125%. Due to current market conditions we anticipate 2009 R&D spending levels to remain consistent with current year levels at approximately 1% of revenues. R&D expenditures are charged to expense as incurred.

Interest expense was $13.8 million for the year ended December 31, 2008 versus $3.5 million in 2007. The increase was a result of the increase in our overall debt level associated with the issuance of the Convertible Senior Notes in the amount of $115 million used to finance the Teledrift acquisition, non-cash interest expense related to the application of FSP 14-1 and pay down amounts previously outstanding under our Senior Credit Facility. Additionally, we amortized debt fees related to our financing agreements throughout 2008 that amounted to approximately $1.0 million. Further discussion related to these credit facilities can be found in the “Capital Resources and Liquidity discussion included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K.

An income tax benefit of $10.5 million was recorded for the year ended December 31, 2008. The effective tax rate for 2008 was 23.5% for the year ended December 31, 2008 versus 38.4% for 2007. The decrease in our effective tax rate is primarily due to the Impairment and a shift in income by jurisdiction. The Impairment had a $19.3 million impact on our tax provision.

Results for 2007 compared to 2006—Consolidated

Revenue for the year ended December 31, 2007 was $158.0 million, an increase of 57.0%, compared to $100.6 million for the same period in 2006. Revenue increased in all of our segments principally due to increased demand for our proprietary specialty chemicals, the completion of three acquisitions in 2007, and the expansion of our rental tool fleet. Approximately 60% of the revenue growth in 2007 over 2006 related to organic growth of our existing businesses.

Gross margin for the year ended December 31, 2007 was $63.4 million, an increase of 61.1%, compared to $39.4 million for the same period in 2006. Gross profit as a percentage of revenue for the year ended December 31, 2007 was 40.2%, compared to 39.1% for the same period in 2006. The increase in gross profit is due to an increase in specialty chemical sales as a percentage of total sales overall. Chemicals and Logistics made up approximately 54.6% of total consolidated revenues for the year ended December 31, 2007 versus 50.2% for the same period in 2006. In addition, sales of our proprietary environmentally benign ‘green’ chemicals which sell at higher margins made up 65.4% of the total Chemicals and Logistics revenues for the year ended December 31, 2007, versus 51.5% for the same period in 2006.

Selling, general and administrative costs are not directly attributable to products sold or services rendered. Selling, general and administrative costs were $30.6 million for the year ended December 31, 2007, an increase of 61.9%, compared to $18.9 million during the same period in 2006. The increase in selling expenses was primarily due to increased indirect personnel costs in all divisions as we shifted into the more people intensive rental and service business, expanded geographically and expanded our sales and corporate support staff. General and administrative expenses were higher due to increased costs associated with Sarbanes-Oxley initiatives, computing systems upgrades/conversions, and implementation of the RTMS (rental tool management system). All of these administrative upgrades are expected to result in enhanced control and efficiency during 2008. In addition, $1.7 million of equity compensation expense associated with restricted stock and option grants made to employees, directors, and officers, was incurred in 2007 which was not incurred in 2006.

Depreciation and amortization costs were $2.3 million for the year ended December 31, 2007, an increase of approximately 135% compared to $1.0 million during the same period in 2006. The increase is due to higher depreciation associated with acquired assets and increased capital expenditures. In addition, amortization expense increased due to the recognition of intangible assets from acquisitions completed in 2006 and 2007.

Research and development (“R&D”) costs were $0.8 million for the year ended December 31, 2007, an increase of 29.4% compared to $0.7 million during the same period in 2006. The increase in R&D related to the establishment of our specialty chemical research facility that opened in 2007. R&D expenditures are charged to expense as incurred.

Interest expense was $3.5 million for the year ended December 31, 2007 versus $1.0 million in 2006. The increase was a result of the increase in our overall debt level associated with the Triumph, CAVO and Sooner acquisitions. We amended our credit facility in January 2007 in conjunction with the Triumph acquisition and again in August 2007 for the acquisition of Sooner. Our borrowing capacity on the line of credit and equipment term loan was increased to partially fund these acquisitions.

A provision for income taxes of $10.4 million was recorded for the year ended December 31, 2007. An effective tax rate of 38.4% was applied for the year ended December 31, 2007 versus 36.7% for the same period in 2006. The increase in our effective tax rate is primarily due to an increase in the percentage of earnings in state jurisdictions with higher state income tax rates, and increased state income tax expense resulting from the enactment of the new Texas Margin Tax in 2007. Partially offsetting these factors is the increased tax benefit associated with U.S. manufacturing operations under the American Jobs Creation Act of 2004.

Results by Segment

Chemicals and Logistics
	For the Years Ended December 31,
	2008	2007	2006
	(in thousands)
Revenue	$109,356	$86,271	$50,545

Income from operations	$37,433	$32,389	$16,845

Income from operations %	34.2%	37.5%	33.3%

Results for 2008 compared to 2007—Chemicals and Logistics

Chemicals and Logistics revenue for the year ended December 31, 2008 was $109.4 million, an increase of 26.8%, compared to $86.3 million for the year ended December 31, 2007. The increase in revenue is primarily a result of an increase in sales of our proprietary specialty chemicals and the Sooner Energy Services, Inc. acquisition. This increase was partially offset by a decrease in sales of the remainder of our chemical business as those products became commoditized due to increased competition. We also instituted a price increase in the first quarter of 2008 that we maintained for most of the year. However, in the second half of the year our margins declined as a result of rising raw material costs. Sales of our micro-emulsion chemicals grew 37.2%, to $77.4 million for the year ended December 31, 2008 from $56.4 million for 2007 as a result of increased fracturing activities and wider acceptance of our micro-emulsion products by independent pressure pumping companies as well as the majors.

Income from operations was $37.4 million for the year ended December 31, 2008, approximately 16% higher than the same period in 2007. Income from operations as a percentage of revenue decreased to 34.2% for the year ended December 31, 2008. The rising cost of raw materials (petroleum-based feedstock) reduced our operating profit. We partially offset this cost increase through targeted price increases for certain products. We also made investments related to a new research and development facility and for our international initiative.

As a result of the declining market conditions experienced in the fourth quarter of 2008, we began to institute measures to size the organization to the current marketplace. We relocated one production chemical manufacturing facility. As a technology driven company, we remained active in our research and development efforts by maintaining these costs at current levels as a percentage of revenues. We anticipate increased price pressures from our customers within the marketplace and will therefore focus our attention on margin protection through management of both raw materials and fixed costs, in addition to technology innovations.

Results for 2007 compared to 2006—Chemicals and Logistics

Chemical and Logistics revenue for the year ended December 31, 2007 was $86.3 million, an increase of 70.7%, compared to $50.5 million for the year ended December 31, 2006. The increase in revenue is primarily a result of an increase in overall sales volume, particularly of our proprietary specialty chemicals. The most significant revenue growth occurred in the Mid-Continent, Permian Basin, Rocky Mountain and South Texas regions. Sales of our biodegradable, environmentally benign ‘green’ chemicals grew 117%, to $56.4 million for the year ended December 31, 2007 from $26.0 million for the same period in 2006.

On August 31, 2007, the Company acquired Sooner Energy Services to establish a platform for expansion into production chemicals. Sooner develops, produces and distributes specialty chemical products and services for the drilling and production of natural gas. The Sooner acquisition contributed approximately $2 million in revenue in 2007.

The Company signed a five year agreement to build and operate a liquid chemical distribution facility for a major service company. Construction of our liquids chemical facility was completed during the fourth quarter of 2007 and is expected to double our throughput service revenue in 2008. The new liquid chemical distribution facility and our existing cement handling and blending facility will provide a broad range of blending and logistics services to our customer for cementing and stimulation products used offshore in the Gulf of Mexico.

Income from operations increased $15.5 million, or 92.2%, for the year ended December 31, 2007 compared to the same period in 2006. Income from operations as a percentage of revenue increased to 37.5% for the year ended December 31, 2007 compared to 33.3% for the year ended December 31, 2006. The increase in operating profit is driven by an increase in overall sales activity coupled with a continued shift in sales mix to higher margin patented and proprietary products. Early in 2007, construction of a 30,000 square foot expansion to our production facilities was completed. This facility tripled production capabilities and allows the division to manage larger volumes of inputs to take further advantage of volume pricing discounts.

Drilling Products
	For the Years Ended December 31,
	2008	2007	2006
	(in thousands)
Revenue	$98,262	$56,836	$36,753

Income (Loss) from operations	$(43,840)	$5,632	$6,325

Income (Loss) from operations %	(44.6)%	9.9%	17.2%

Non–GAAP reconciliation:

Income (Loss) from operations	$(43,840)	$5,632	$6,325
Impairment of Goodwill and Other intangible assets	59,143	—	—

Adjusted income from operations	$15,303	$5,632	$6,325

Adjusted income from operations %	15.6%	9.9%	17.2%

Results for 2008 compared to 2007—Drilling Products

Drilling Products revenue for the year ended December 31, 2008 was $98.3 million, an increase of 72.9%, compared to $56.8 million for the year ended December 31, 2007. The acquisition of Teledrift, Inc. contributed more than 50% of the growth in Drilling Products revenues in 2008. Organic growth related to tool rentals, services and inspection and the expansion of our mud motor fleet contributed the balance of the segments revenue increase. While our initiative to develop Flotek shock subs and drilling jars replacing sub-rentals had a minimal positive impact on 2008, we anticipate the benefits of these initiatives to be realized in the first half of 2009. Our operational integration efforts related to Teledrift, have provided the domestic and international oil and gas industry with inexpensive, measurement while drilling (MWD) tools designed and optimized for vertical and horizontal well drilling, increasing Teledrift’s post acquisition contribution to revenues beyond our initial estimates.

(Loss) from operations was ($43.8) million in 2008. Adjusting for the effect of the Impairment of $59.1 million relating to goodwill ($55.6) million and other intangible assets ($3.5) million related to this segment, Adjusted income from operations was $15.3 million for the year ended December 31, 2008, approximately 170% higher than in 2007. Adjusted income from operations as a percentage of revenues increased to 15.6% for the year ended December 31, 2008. The increase in Adjusted income from operations was primarily driven by the acquisition of Teledrift and our expansion into higher margin tools, motors and services. We made strategic investments in new North American sales facilities and opened two new repair facilities.

The Drilling Products segment requires higher levels of capital expenditures than our other segments. Capital expenditures in the current year were approximately $19.8 million for the drilling segment compared to $8.5 million in 2007. Due to current market conditions that began to develop late in the year and limitations on capital expenditures included in our Senior Credit Facility, as amended, we plan to reduce capital spending in this segment by more than 50% in 2009 from 2008 levels. Our plan is designed to meet our maintenance capital requirements and provide opportunity to grow our business in the area of higher margin drilling jars and seal-bearing motors as part of our strategic drilling products suite.

We anticipate rig count to continue to fall in 2009 continuing the trend we saw develop late in 2008. We are taking action to size the Drilling Products segment to the current marketplace through strategic actions that are focused on personnel and our fixed cost. Our actions are expected to provide us with the greatest flexibility to capitalize on the anticipated return to more normal market conditions in the near future. Pricing remains very competitive and we will aggressively defend our market share with competitive pricing and margin protection through technology bundling with commodities. We intend to continue the initiative of replacing sub-rented drilling jars and shock subs with higher margin proprietary tools. Additionally, we intend to continue to grow our presence in the international market through CAVO mud motors and the Teledrift line of MWD products including the TelePulse MWD for horizontal drilling that is scheduled for introduction in 2009.

Results for 2007 compared to 2006—Drilling Products

Drilling Products revenue for the year ended December 31, 2007 were $56.8 million, an increase of 54.6%, compared to $36.8 million for the year ended December 31, 2006. Growth in rentals and services associated with the acquisitions and the expansion of our mud motor fleet contributed significantly to the increase. In January 2007 we acquired the assets of Triumph Drilling Tools, a drilling tool sales and rental provider in Texas, New Mexico, Louisiana, Oklahoma and Arkansas. Additionally, in January 2007 we acquired a 50% interest and subsequently acquired the remaining 50% interest in November 2007 in CAVO Drilling Motors, which specializes in the rental, service and sale of high performance mud motors. These acquisitions expanded machining, repair, tool rental and inspection service capability within our drilling products group. These acquisitions contributed approximately $18.5 million in revenue during 2007.

Income from operations decreased $0.7 million, or 11.0% for the year ended December 31, 2007 compared to the same period in 2006. Income from operations as a percentage of revenue decreased to 9.9% for the year ended December 31, 2007 compared to 17.2% for the same period in 2006. The decrease in operating profit as a percentage of revenue is due to increased indirect personnel and travel costs, and an incremental $2.9 million of depreciation and amortization associated with acquired assets.

Artificial Lift
	For the Years Ended December 31,
	2008	2007	2006
	(in thousands)
Revenue	$18,445	$14,901	$13,344

Income (Loss) from operations	$(6,709)	$1,381	$1,514

Income (Loss) from operations %	(36.4)%	9.3%	11.3%

Non–GAAP reconciliation:

Income (Loss) from operations	$(6,709)	$1,381	$1,514
Impairment of Goodwill and Other intangible assets	8,552	—	—

Adjusted income from operations	$1,843	$1,381	$1,514

Adjusted income from operations %	10.0%	9.3%	11.3%

Results for 2008 compared to 2007—Artificial Lift

Artificial Lift revenues for the year ended December 31, 2008 were $18.4 million, an increase of 23.8%, compared to $14.9 million for the year ended December 31, 2007. The increase in revenue is primarily a result of very active coal bed methane drilling in Wyoming, an increase in rod pump sales and a price increase implemented in August in response to an increase in our raw material costs. We opened two new repair facilities in North America to take advantage of market opportunities. We designed these facilities to be scalable to local market conditions.

(Loss) from operations was ($6.7) million for the year ended December 31, 2008, primarily as a result of the previously discussed Impairment charge. An impairment of $8.6 million relating to goodwill ($5.9) million and other intangible assets ($2.7) million was recorded related to this segment. Excluding the effect of the Impairment, Adjusted income from operations was $1.8 million or approximately 33.5% higher than Income from operations of $1.4 million in 2007. Adjusted income from operations as a percentage of revenue increased slightly to 10.0% for the year ended December 31, 2008. We made strategic investments in this segment by adding two new pump repair facilities and increased our field sales presence.

Consistent with our strategy within our other two segments, we plan to reduce our operating cost structure to align with the current market conditions while maintaining flexibility that should allow us to capitalize on a return to a more normalized market. In the first quarter of 2009, we are closing one of our facilities in response to the dramatic decrease in our customers drilling activity in coal bed methane and related pricing pressures. Our strategy is to focus on competitive pricing and exceptional service by offering our proprietary downhole gas separator technology and Petrovalve rod pump systems, especially in the international market.

Results for 2007 compared to 2006—Artificial Lift

Artificial Lift revenue was $14.9 million for the year ended December 31, 2007, an 11.7% increase compared to $13.3 million for the same period in 2006. The increase in overall sales is due to the acquisition of two coal bed methane service companies in the second quarter of 2006 offset by an overall decline in coal bed methane activity in the Powder River Basin during 2007 as a result of lower wellhead gas prices in the Rocky Mountains, pipeline capacity constraints and a reduction in sales to a significant customer.

Income from operations as a percentage of revenue decreased to 9.3% for the year ended December 31, 2007 compared to 11.3% for the same period in 2006. The decrease in operating profit as a percentage of revenue is due to increased indirect personnel and travel costs, and an incremental $0.4 million of depreciation and amortization associated with acquired assets.

Capital Resources and Liquidity

Our on-going capital requirements arise primarily from our need to service our debt, to acquire and maintain equipment, to fund our working capital requirements and to complete acquisitions. We have funded our capital requirements with operating cash flows, debt borrowings, and by issuing shares of common stock. We had cash and cash equivalents of approximately $0.2 million at December 31, 2008 compared to $1.3 million at December 31, 2007. We had availability under the revolving line of credit as of December 31, 2008 of approximately $1.0 million compared to approximately $9.3 million as of December 31, 2007.

Operating Activities

In the year ended December 31, 2008, we generated $24.9 million in cash from operating activities compared to $22.6 million in 2007. Net (Loss) for the year ended December 31, 2008 was ($34.1) million. Non-cash additions to net income in 2008 consisted of $13.8 million of depreciation and amortization, $3.6 million accretion of debt discount, a gain of $2.9 million on the sale of assets and $2.5 million related to the expensing of stock options as required under SFAS No. 123R. Depreciation and amortization increased from the prior year by approximately $7.3 million mainly as a result of the Teledrift and CAVO acquisitions and the expanded rental tool fleet.

During the year ended December 31, 2008, changes in working capital used approximately $3.4 million in cash, principally due to an increase of $14.5 million in inventory, an increase of $8.5 million in accounts receivable partially offset by an increase of $12.4 million in accounts payable and an increase of $7.5 million in accrued liabilities, including interest.

Investing Activities

During the year ended December 31, 2008, we used $117.2 million in investing activities consisting of the acquisition of Teledrift, Inc, for $98.0 million, less cash acquired and capital expenditures of $23.7 million partially offset by proceeds from the sale of assets of $4.6 million.

Capital expenditures for 2008 were made to expand our rental tool fleet (primarily mud motors, MWD tools, shock subs and drilling jars), construct a new, larger Teledrift facility (which we occupied in February 2009) and purchase additional plant and machinery, primarily machines to repair motors and new research and development equipment.

Financing Activities

During the year ended December 31, 2008, net financing activities provided cash of $91.2 million. Our net repayments under our revolving line of credit totaled $27.6 million. We received proceeds net of debt issue costs from the issuance of convertible debt of approximately $110 million.

On February 4, 2008, the Company entered into a Second Amendment (the “Amendment”) to the Amended and Restated Credit Agreement, dated as of August 31, 2007, (the “Senior Credit Facility”), between the Company and Wells Fargo Bank, National Association. The Senior Credit Facility consisted of a revolving line of credit, an equipment term loan and two real estate term loans. The Amendment permitted the Company to consummate the acquisition of Teledrift, to issue up to $150.0 million in convertible senior notes due 2028 to fund the purchase price of Teledrift and to incur additional capital expenditures, and included new financial covenants and other amendments as described below.

The Amendment added various senior leverage ratio requirements and a Minimum Net Worth (as defined in the Senior Credit Facility) covenant to prohibit the Company’s Net Worth as of the end of each fiscal quarter, commencing with the quarter ending June 30, 2008, to be less than a calculated amount. “Net Worth” means the Company’s consolidated shareholder’s equity determined in accordance with GAAP. In addition, the Amendment increased interest rates under the Senior Credit Facility by adjusting the margin applicable to base rate advances and Eurodollar advances.

The Amendment provided that the Company not exceed the Leverage Ratio (as defined in the Senior Credit Facility) as of each fiscal quarter end. The Amendment increased the quarterly principal payment required to be made by the Company from $0.5 million to $2.0 million. We have made the required quarterly principal payments under this agreement through December 31, 2008.

On February 11, 2008, the Company entered into an underwriting agreement (the “Notes Underwriting Agreement”) with the subsidiary guarantors named therein (the “Guarantors”) and Bear, Stearns & Co. Inc. (the “Underwriter”). The Notes Underwriting Agreement related to the issuance and sale (the “Notes Offering”) of $100.0 million aggregate principal amount of the Company’s 5.25% Convertible Senior Notes due 2028 (the “Notes”). The Notes are guaranteed on a senior, unsecured basis by the Guarantors. Pursuant to the Notes Underwriting Agreement, the Company granted the Underwriter a 13-day over-allotment option to purchase up to an additional $15.0 million aggregate principal amount of Notes, which was exercised in full on February 12, 2008. The net proceeds received from the issuance of the Notes was approximately $111.8 million. We have made the required quarterly principal payments under this agreement including the amount payable on February 13, 2009.

The Company used the net proceeds from the Notes Offering to finance the acquisition of Teledrift and for general corporate purposes.

On March 31, 2008, the Company entered into a new credit agreement with Wells Fargo Bank, National Association (the “New Credit Agreement”). The New Credit Agreement provides for a revolving credit facility of a maximum of $25.0 million (the “New Revolving

Credit Facility”) and a term loan facility of $40.0 million (the “New Term Loan Facility”) (collectively, the “New Senior Credit Facility”). The Company refinanced all but approximately $0.8 million of the outstanding indebtedness under its Senior Credit Facility with borrowings under the New Senior Credit Facility. The amount under the Senior Credit Facility that was not refinanced relates to certain existing real estate loans.

The New Credit Agreement includes various covenants including a Minimum Net Worth covenant, Leverage Ratio, Fixed Charge Coverage Ratio, Senior Leverage Ratio and places limitations on capital expenditures, new indebtedness and acquisitions and certain other affirmative and negative covenants. Affirmative covenants include compliance with laws, various reporting requirements, visitation rights, maintenance of insurance, maintenance of properties, keeping of records and books of account, preservation of existence of assets, notification of adverse events, ERISA compliance, joint agreement with new subsidiaries, borrowing base audits and use of treasury management services. Negative covenants include limitations associated with liens, indebtedness, change in nature of business, transactions with affiliates, investments, distributions, subordinate debt, leverage ratio, fixed charge coverage ratio, consolidated net income, prohibition of fundamental changes, asset sales and capital expenditures.

The obligations of the Company under the New Credit Agreement are guaranteed by the Company’s subsidiaries and are secured by all present and future assets of the Company and its subsidiaries.

The New Revolving Credit Facility will mature and be payable in full on March 31, 2011. The maximum amount of credit available under the Revolving Credit Facility is equal to the lesser of $25 million or the sum of: (i) 85% of the Company’s eligible accounts receivable, plus (ii) 50% of the Company’s eligible inventory. The Company is required to repay the aggregate outstanding principal amount of the New Term Loan Facility in quarterly installments of $2.0 million each, commencing with the quarter ending June 30, 2008. All remaining amounts owed pursuant to the New Term Loan Facility mature and will be payable in full on March 31, 2011.

The New Credit Agreement requires that on April 15 of each year commencing with April 15, 2009, the Company must make a mandatory prepayment of principal on the New Term Loan Facility, equal to 50% of the Company’s excess cash flow for the previous calendar year. The Company is further required to make certain mandatory prepayments of the New Term Loan Facility upon the receipt of proceeds from any debt or equity issuances and also upon certain assets sales. In addition, if the outstanding balance under the New Term Loan Facility exceeds 75% of the appraised orderly liquidation value of the Company’s fixed assets at any time, the Company must reduce the New Term Loan Facility by such excess amount.

The Company may elect to treat an advance under the New Credit Agreement as either a “Base Rate Advance” or a “Eurodollar Advance.” For both Base Rate Advances and Eurodollar Advances, interest accrues based on a specified index rate, plus an “Applicable Margin,” which will vary from quarter to quarter. The index rate for the Base Rate Advances is the Adjusted Base Rate, which is defined as the greater of the bank’s prime rate of interest or a rate computed as described in the New Credit Agreement based on the interest applicable to certain federal securities, plus 0.5%. The rate of interest related to borrowings outstanding under the New Credit Agreement at December 31, 2008 was 5.14%.

The Company evaluated its goodwill and other intangible assets in the fourth quarter of 2008, and recorded an impairment of $67.7 million. As a result, we did not meet the Minimum Net Worth covenant contained within our credit agreement as of December 31, 2008. On February 25, 2009, we entered into a First Amendment and Temporary Waiver Agreement (the “Amendment”) with our lenders, which amended the terms of our New Credit Agreement dated as of March 31, 2008. The Amendment, among other things, increased the interest rate margins applicable to advances under the New Credit Agreement, decreased the aggregate revolving commitment under the New Credit Agreement to $15.0 million, and provides a temporary waiver of any breach by Flotek of the Minimum Net Worth covenant in the New Credit Agreement through the earlier of May 15, 2009 or the occurrence of certain other specified events. The Amendment also permits the Company to exchange shares of its common stock for up to $40.0 million of our Convertible Senior Notes.

Our financial projections for 2009 indicated that we could potentially be in non-compliance with the Leverage Ratio, Minimum Net Worth and Fixed Charge Coverage Ratio Covenants contained within our New Credit Agreement during 2009. Due to all of these factors, we negotiated a Second Amendment (the “Second Amendment”) to our New Credit Agreement with our lenders. The Second Amendment changes the manner in which our borrowing base is computed increases our interest rate and fees associated with borrowings under the New Credit Agreement, limits our permitted maximum capital expenditures to $8.0 million and $11.0 million for 2009 and 2010, respectively and established new covenants related to the Minimum Net Worth, Leverage and Fixed Charge Coverage Ratios.

The Second Amendment reduces the maximum amount of credit available under the Revolving Credit Facility by changing the manner in which our borrowing base is determined. The changes in our maximum available credit under this amended facility are described in the table below:

Equal to the lesser of:	New Credit Agreement	New Credit Agreement, As Amended
	$25 million or	$15 million or
	85% of the Company’s eligible accounts receivable, plus	80% of the Company’s eligible accounts receivable, plus
	50% of the Company’s eligible inventory	50% of the Company’s eligible inventory is limited to eligible inventory, limited to the lesser of $5.0 million or 50% of the Company’s borrowing base, as defined

A summary of the changes to the Minimum Net Worth covenant, Leverage Ratio and Fixed Charge Coverage Ratio are as follows:

Minimum Net Worth:

Criteria	New Credit Agreement		New Credit Agreement, As Amended
Company’s net worth, plus	As of the fiscal quarter ending December 31, 2007	80%	As of the fiscal quarter ending December 31, 2008	90%
An amount equal to, plus	Borrowers consolidated Net Income for each fiscal quarter ending after December 31, 2007 in which such consolidated Net Income is greater than $0	75%	Borrowers consolidated Net Income for each fiscal quarter ending after December 31, 2008 in which such consolidated Net Income is greater than $0	75%
An amount equal to	Equity issuance proceeds received by Borrower or any Subsidiary after December 31, 2007	100%	Equity issuance proceeds received by Borrower or any Subsidiary after December 31, 2008	100%

Leverage Ratio:

Criteria	New Credit Agreement		New Credit Agreement, As Amended
	Period	Covenant	Period	Covenant
Borrower shall not permit the Leverage Ratio as of the end of the period to be more than:	For each fiscal quarter ending prior to September 30, 2008	3.50 to 1.00
	For each fiscal quarter ending on or after September 30, 2008 but prior to March 31, 2009	3.00 to 1.00
			For each fiscal quarter ending prior to March 31, 2009	3.00 to 1.00
	For each fiscal quarter ending on or after March 31, 2009 but prior to September 30, 2009	2.75 to 1.00	For fiscal quarter ending on March 31, 2009	3.35 to 1.00
			For fiscal quarter ending on June 30, 2009	3.95 to 1.00
	For each fiscal quarter ending on or after September 30, 2009	2.50 to 1.00	For fiscal quarter ending on September 30, 2009	4.80 to 1.00
			For fiscal quarter ending on December 31, 2009	5.30 to 1.00
			For fiscal quarter ending on March 31, 2010	4.60 to 1.00
			For fiscal quarter ending on June 30, 2010	3.90 to 1.00
			For fiscal quarter ending on September 30, 2010	3.40 to 1.00
			For each fiscal quarter ending on or after December 30, 2010	3.10 to 1.00

Fixed Charge Coverage Ratio

Criteria	New Credit Agreement		New Credit Agreement, As Amended
	Period	Covenant	Period	Covenant
Borrower shall not permit the Fixed Charge Coverage Ratio for the period described to be less than:	For each fiscal quarter	1.25 to 1.00	For each fiscal quarter ending prior to March 31, 2009	1.25 to 1.00
			For fiscal quarter ending on December 31, 2009	1.10 to 1.00
			For each fiscal quarter ending after December 31, 2009	1.25 to 1.00

Interest accrues on amounts under the New Credit Facility at variable rates based on, at the Company’s election, the prime rate or LIBOR, plus an applicable margin specified in the New Credit Agreement as amended by the Second Amendment. A minimum of 50% of Advances as defined in the New Credit Agreement must be swapped from a floating to a fixed interest rate. At December 31, 2008, $23 million of the debt was swapped to a 3.32% fixed rate.

As of December 31, 2008, we had $2.3 million outstanding under the revolving line of credit of the New Senior Credit Facility. Availability under the revolving line of credit as of December 31, 2008 was approximately $1.0 million As of December 31, 2008 the Company had approximately $0.8 million in vehicle loans and capitalized vehicle leases. As of December 31, 2008 we were in compliance with all covenants with the exception of the Minimum Net Worth covenant as described above. The New Credit Agreement provides that the indebtedness subject to the New Credit Agreement may be accelerated and be declared immediately due and payable upon the occurrence of events of default specified in the New Credit Agreement, subject in certain cases to a requirement that the Company be afforded notice and a right to cure such default, as specified in the New Credit Agreement. The amounts due under the Notes may also be accelerated if we fail to pay principal or interest timely, or amounts due under the New Credit Agreement are accelerated, or for other reasons as defined in our agreement with the holders of the Notes. Management believes that the Company has adequate resources through a combination of cash flows and available credit to meet its current obligations and debt repayment requirements.

Contractual Obligations

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	(in thousands)
Long-term debt obligations	$152,613	$8,585	$29,028	$—	$115,000
Interest Obligations on Long-term debt	120,000	6,000	12,000	12,000	90,000
Capital lease obligations	882	432	311	139	—
Interest on Capital lease obligations	107	53	48	6	—
Operating lease obligations	7,813	1,898	2,843	1,569	1,503

Total	$281,415	$16,968	$44,230	$13,714	$206,503

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Preparation of these statements requires management to make judgments and estimates. Some accounting policies have a significant impact on amounts reported in these financial statements. A summary of significant accounting policies can be found in Note 1 in the Notes to Consolidated Financial Statements. We have also identified certain accounting policies that we consider critical to understanding our business and our results of operations and we have provided below additional information on those policies.

Consolidation Policy

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary corporations, after elimination of all material intercompany accounts, transactions, and profits. The Company does not have any investment in unconsolidated subsidiaries or non-marketable investments.

Acquisitions

Acquisitions have been accounted for using the purchase method of accounting under SFAS No. 141 “Accounting for Business Combinations”. The acquired companies’ results have been included in the accompanying financial statements from their respective dates of acquisition. Allocation of the purchase price for acquisitions was based on the estimates of fair value of the net assets acquired and is subject to adjustment upon finalization of the purchase price allocation within the one year anniversary of the acquisition. We have not made any acquisitions under SFAS 141R, “Business Combinations” as of December 31, 2008.

Inventories

Inventories consist of raw materials, finished goods and work-in-process. Finished goods inventories include raw materials, direct labor and production overhead. Inventories are carried at the lower of cost or market using the weighted average cost method. The Company maintains a reserve for slow-moving and obsolete inventories, which is reviewed for adequacy on a periodic basis.

Revenue Recognition

Revenue for product sales is recognized when all of the following criteria have been met: (i) evidence of an agreement exists, (ii) products are shipped or services rendered to the customer and all significant risks and rewards of ownership have passed to the customer, (iii) the price to the customer is fixed and determinable and (iv) the collectibility is reasonably assured. Accounts receivable are recorded at that time net of any discounts. Earnings are charged with a provision for doubtful accounts based on a current review of collectibility of the accounts receivable. Accounts receivable deemed ultimately uncollectible are applied against the allowance for doubtful accounts. Deposits and other funds received in advance of delivery are deferred until the transfer of ownership is complete. Our logistics division recognizes revenue of its design and construction oversight contracts under the percentage-of-completion method of accounting, measured by the percentage of costs incurred to date to the total estimated costs of completion. This percentage is applied to the total estimated revenue at completion to calculate revenue earned to date. Contract costs include all direct labor and material costs and those indirect costs related to manufacturing and construction operations. General and administrative costs are charged to expense as incurred. Changes in job performance and estimated profitability, including those arising from contract bonus or penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which such revisions appear probable. All known or anticipated losses on contracts are recognized in full when such amounts become apparent.

Within the Drilling Products segment payments from customers for the cost of oilfield rental equipment that is damaged or lost-in-hole are reflected as revenue with the carrying value of the related equipment charged to cost of sales. This amount totaled $4.4, $2.1 and $0.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. The cost of ordinary maintenance and repairs is charged to operations, while replacements and major improvements are capitalized. Depreciation or amortization is provided at rates considered sufficient to amortize the cost of the assets, net of estimated salvage value, using the straight-line method over the following estimated useful lives:

Buildings and leasehold improvements	3-39 years
Machinery, equipment and rental tools	3-7 years
Furniture and fixtures	3-7 years
Transportation equipment	3-5 years
Computer equipment	3-5 years

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds either the fair value or the estimated discounted cash flows of the assets, whichever is more readily measurable. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Research and Development Costs

Expenditures for research activities relating to product development and improvement are charged to expense as incurred.

Goodwill

Goodwill represents the excess of the aggregate price paid by us in acquisitions over the fair market value of the tangible and identifiable intangible net assets acquired.

Intangible and Other Assets

Separable intangible and other assets that are not deemed to have indefinite lives are amortized on a straight-line over their useful lives which range from 2 to 15 years

Impairment Valuation

We test goodwill for impairment on an annual basis at a reporting unit level in the fourth quarter of every year. Impairment is a condition that exists when the carrying amount of goodwill exceeds its implied fair value. Testing of goodwill requires the use of a two step impairment test that identifies potential goodwill impairment and measures the amount of an impairment loss to be recognized (if any). We began our process of testing goodwill by assessing our reporting segments and units. A reporting unit is an operating segment or one level below an operating segment (referred to as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. However, two or more components of an operating segment should be aggregated and deemed a single reporting unit if the components have similar economic characteristics. An operating segment shall be deemed to be a reporting unit if all of its components are similar, if none of its components is a reporting unit, or if it comprises only a single component.

The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the test shall be performed to measure the amount of impairment loss, if any.

The second step of the goodwill impairment test, is used to measure the amount of impairment loss, compares the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in a manner similar to determining the amount of goodwill recognized in a business combination. Accordingly, we assigned the fair value of a reporting unit to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. We performed that assignment process only for purposes of testing goodwill for impairment and did not write up or write down a recognized asset or liability, nor did we recognize a previously unrecognized intangible asset as a result of this allocation process. We determined that the carrying amount of reporting unit goodwill exceeded the implied fair value of that goodwill for each of the three reporting units mentioned above and recognized an impairment loss equal to that excess.

An impairment loss shall be recognized only if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. That assessment shall be based on the carrying amount of the asset at the date it is tested for recoverability. A long-lived asset shall be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Due to the significantly changing business conditions late in the fourth quarter of 2008, we determined a test our long-lived assets for potential impairment was appropriate.

Based on our testing process, we recognized $61.5 million of goodwill impairment charges and an additional charge of $6.2 million related to the impairment of other intangible assets, primarily, customer lists and patents in 2008. While the value of goodwill and other intangible assets are substantially reduced, should future results or economic events cause a change in our projected cash flows, or should our operating plans or business model change, future determinations of fair value may not support the carrying amount of these assets.

Income Taxes

Our income tax expense is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. We provide for income taxes based on the tax laws and rates in effect in the countries in which operations are conducted and income is earned. Our income tax expense is expected to fluctuate from year to year as our operations are conducted in different taxing jurisdictions and the amount of pre-tax income fluctuates.

The determination and evaluation of our annual income tax provision involves the interpretation of tax laws in various jurisdictions in which we operate and requires significant judgment and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of income, deductions and tax credits. Changes in tax laws, regulations and our level of operations or profitability in each jurisdiction may impact our tax liability in any given year. While our annual tax provision is based on the information available to us at the time, a number of years may elapse before the ultimate tax liabilities in certain tax jurisdictions are determined.

Current income tax benefit reflects an estimate of our income tax liability for the current year, withholding taxes, changes in tax rates and changes in prior year tax estimates as returns are filed. Deferred tax assets and liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the enacted tax rates in effect at year end. A valuation allowance for deferred tax assets is recorded when it is more-likely-than-not that the benefit from the deferred tax asset will not be realized. We provide for uncertain tax positions pursuant to FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”). Our policy is that we recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. In 2008 the Company closed the 2005 and 2006 Internal Revenue Service audits with no material impact to the Company. The Company and its subsidiaries’ state income tax returns are open to audit under the statute of limitations for the years ending December 31, 2005 through 2007.

It is our intention to permanently reinvest all of the undistributed earnings of our non-U.S. subsidiaries in such subsidiaries. Accordingly, we have not provided for U.S. deferred taxes on the undistributed earnings of our non-U.S. subsidiaries. If a distribution is made to us from the undistributed earnings of these subsidiaries, we could be required to record additional taxes. Because we cannot predict when, if at all, we will make a distribution of these undistributed earnings, we are unable to make a determination of the amount of unrecognized deferred tax liability.

Fair Value and Financial Instruments

The Company adopted FAS 157 as of January 1, 2008, except as it applies to those nonfinancial assets and nonfinancial liabilities addressed in FASB Staff Position FAS 157-2 (“FSP FAS 157-2”), which defines fair value, establishes a frame work for measuring fair value and establishes a valuation hierarchy for disclosure of the inputs to the valuation used to measure fair value. The implementation of FAS 157 did not cause a change in the method of calculating fair value of assets and liabilities. The primary impact from the adoption was additional disclosures. FSP FAS 157-2 delayed the effective date of FAS No. 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company measures its Convertible Senior Notes at fair value by utilizing quoted prices for similar liabilities in active markets or inputs that are observable for the liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument, market information and commonly accepted valuation methodologies. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

We adopted Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”) on January 1, 2008. FAS 159, provides an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements. As we did not elect to measure existing assets and liabilities at fair value, the adoption did not have an effect on our financial statements.

We have no off-balance sheet debt or other off-balance sheet financing arrangements. We have entered into an interest rate swap agreement on 50% of the New Term Loan Facility to partially reduce our exposure to interest rate risk as required by the Senior Credit Agreement.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and certain assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While management believes current estimates are reasonable and appropriate, actual results could differ from these estimates.

Significant Trends, Developments and Uncertainties

As 2008 progressed, early optimism of continuing growth in oil and natural gas exploration and production activity was dampened by growing evidence of weakening economic conditions that began to significantly impact the energy markets in early October. While such weakening did not prevent oil prices from ramping up steeply to highs of approximately $150-per-barrel in July, the velocity of the subsequent reversal to under $40-per-barrel by the end of the year was supported by economic reports and forecasts that confirmed the majority of the OECD (Organization for Economic Co-operation and Development) countries to be in recession by the end of the third quarter. Consequently, global oil demand forecasts for 2008 dropped from quarter to quarter and it became apparent that moderating oil demand growth in the non-OECD economies would no longer be sufficient to offset a continuing three-year demand decline within the OECD countries. As a result, 2008 saw the first global oil demand decrease in 25 years. In the fourth quarter OPEC elected to cut production by a total of 3.7 million barrels per day to remove supply and support prices. However, the time taken for these cuts to be felt in the market, and for the resultant increased spare capacity to be reabsorbed by future growth, was large enough for E&P customers to cut investment. This translated to lower demand and weaker prices for oilfield services in an increasing number of areas late in the fourth quarter.

The natural gas markets presented a similar picture. While activity was initially maintained in the first part of the year, the developing recession in the latter part of 2008 led to lower industrial demand in the developed economies although commercial and residential demand was maintained. In North America, supply increased in 2008 largely as a result of industry deployment of advanced drilling, production and completion technologies leading to higher gas production and consequently greater storage levels in spite of lower Canadian imports and decreased LNG (Liquified Natural Gas) supplies. Consequently, more LNG became available for other international importers and, as a result, the majority of the developed economies are well supplied for their needs. Within the United States, the world’s largest natural gas market, this translated to reduced gas exploration and production investment with lower demand for oilfield services and consequent pressure on service pricing in a number of areas by the fourth quarter as the market price of natural gas fell. In international markets however, increasing demand for natural gas in the developing economies led to sustained drilling activity with drilling rigs previously deployed on oil exploration and development moving to natural gas activity in some regions.

The recent worldwide financial and credit crisis has reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets could lead to an extended worldwide economic recession. A slowdown in economic activity caused by a recession would likely reduce worldwide demand for energy and result in lower oil and natural gas prices. Forecasted crude oil prices for 2009 have dropped substantially from the end of 2008. Demand for our services and products depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. Demand for our services and products is particularly sensitive to the level of exploration, development, and production activity of, and the corresponding capital spending by, oil and natural gas companies, including national oil companies. Any prolonged reduction in oil and natural gas prices will depress the immediate levels of exploration, development, and production activity.

We therefore expect 2009 activity to weaken across the board, with the most significant declines occurring in North American gas drilling, Russian oil production enhancement, and in mature offshore basins. Exploration offshore will also be somewhat curtailed but commitments already planned are likely to be honored. Furthermore, pricing erosion will compound these effects on revenue. In this market we are taking the necessary actions early in 2009 to adjust our operating cost base while preserving our long-term commitments to technology development, key skill sets and service and product quality.

The most important indicator of a future recovery in oilfield services activity will be a stabilization and recovery in the demand for oil. The recent years of increased exploration and production spending, however, have not been sufficient to substantially improve the supply situation. The age of the production base, accelerating decline rates and the smaller size of recently developed fields should mean that any prolonged reduction in investment will lead to a strong rebound in activity in the future.

Inflation and Seasonality

Although we cannot determine the precise effects of inflation on our business, we do not believe inflation has had a material impact on our sales or the results of our operations. However, certain raw materials used by the Chemical and Logistics segment in the manufacture of our proprietary, ‘green’ chemical sales are available from limited sources and disruptions to our suppliers could materially impact our sales. The prices paid by the Company for its raw materials may be affected by, among other things, energy, steel and other commodity prices; tariffs and duties on imported materials; foreign currency exchange rates; the general business cycle and global demand. The Company experienced greater difficulty in securing the necessary supplies of certain chemicals in 2008 than it experienced during the preceding several years. During 2008, the prices of many raw materials rose considerably, though towards the end of 2008, we began to see prices decline. We have not always been successful in passing on higher raw material costs to our customers and accordingly any significant changes in the prices of these raw materials may have a negative impact on our margins and income from operations.

Certain working capital components may build and recede during the year reflecting established selling cycles, but we do not consider our operations to be highly-seasonal. Additionally, business cycles can impact our operations and financial position when compared to other periods. On an overall basis, our operations are not generally affected by seasonality. Weather and natural phenomena can temporarily affect the performance of our services. Examples of how such phenomena can impact our business include:

•	the severity and duration of the winter in North America can have a significant impact on gas storage levels and drilling activity for natural gas;

•	the timing and duration of the spring thaw in Canada directly affects activity levels due to road restrictions;

•	hurricanes can disrupt coastal and offshore operations;

In addition, due to higher spending near the end of the year by customers the results of operations of the Chemical and Logistics segment are generally stronger in the fourth quarter of the year than at the beginning of the year. The results of operations of our Artificial Lift segment are generally weaker in the second quarter due to restrictions on drilling on federal lands due to the breeding season of certain bird species.

Recent Accounting Pronouncements

Effective January 1, 2009, the Company adopted FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). This Staff Position states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. However, once adopted, FSP EITF 03-6-1 requires retrospective application within its scope as they existed for all periods presented.

Additionally, effective January 1, 2009, the Company adopted FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement) (FSP 14-1), which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. FSP 14-1 requires issuers of convertible debt instruments within its scope to separately account for the liability and equity components of the instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate when interest cost is recognized. FSP 14-1 requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in the issuer’s consolidated results of operations. FSP 14-1 is effective for the Company as of January 1, 2009 and early adoption was not permitted. However, once adopted, FSP 14-1 requires retrospective application to the terms of instruments within its scope as they existed for all periods presented. In applying FSP 14-1, $27.8 million of the carrying value of our Convertible Notes was reclassified to equity as of the February 2008 issuance date and offset by a related deferred tax liability of $10.6 million, assuming the effective tax rate at inception of the Convertible Notes was 38%. This discount represents the equity component of the proceeds from the Convertible Notes, calculated assuming an 11.5% non-convertible borrowing rate. The discount will be accreted to interest expense over the expected term of five years, which is based on the call/put option on the debt at February 2013. Accordingly, $3.6 million of additional non-cash interest expense was recorded in the Consolidated Statement of Income (Loss) and Comprehensive Income (Loss) for the year ended December 31, 2008.

The Company has determined the effect of the adoption of FSP EITF 03-6-1 for fiscal year 2007 to be immaterial and there is no effect on fiscal year 2006 as the Company had no participating securities. Accordingly, as a result of the adoption of FSP EITF 03-6-1 and FSP 14-1, the Company has retrospectively revised certain amounts included in these financial statements as of December 31, 2008 as follows:

	December 31, 2008
	As reported	As adjusted
	(in thousands)
Deferred tax assets, less current portion	$15,835	$6,640
TOTAL ASSETS	243,770	234,575

Convertible senior notes, net of discount	115,000	90,803
Additional paid-in capital	59,566	76,788
Retained earnings (deficit)	(8,477)	(10,697)
Total stockholders’ equity	50,719	65,721
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	243,770	234,575

	Year Ended December 31, 2008
	As reported	As adjusted
	(in thousands, except per share data)
Interest expense	$(10,233)	$(13,813)
Total other income (expense)	(10,329)	(13,909)
Loss before taxes	(41,080)	(44,660)
Benefit for income taxes	9,139	10,499
Net loss	(31,941)	(34,161)

Basic earnings (loss) per common share	(1.69)	(1.78)
Diluted earnings (loss) per common share	(1.69)	(1.78)

Weighted average common shares used in computing basic earnings (loss) per common share	18,867	19,157
Weighted average common shares used in computing diluted earnings (loss) per common share	18,867	19,157

Various supporting amounts included in the Statements of Consolidated Cash Flows and these Notes to Consolidated Financial Statements have also been retrospectively revised in connection with the changes noted above. No other changes from the amounts or disclosures originally reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission on March 16, 2009, have been included in these consolidated financial statements

In May 2008, the Financial Accounting Standards Board (the “FASB”) issued FAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with GAAP. With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The adoption of FAS 162 is not expected to have a material impact on the Company’s results from operations or financial position.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets”, (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The implementation of this standard will not have a material impact on our consolidated financial position and results of operations.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133” (“FAS No. 161”). This statement requires enhanced disclosures about our derivative and hedging activities. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We will adopt FAS No. 161 beginning January 1, 2009. We are currently evaluating the impact, if any, that the standard will have on our consolidated financial statements.

In December 2007, the FASB issued FAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”, (“FAS No. 160”). FAS No. 160 requires (i) that non-controlling (minority) interests be reported as a component of shareholders’ equity, (ii) that net income attributable to the parent and to the non-controlling interest be separately identified in the consolidated statement of operations, (iii) that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, (iv) that any retained non-controlling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value, and (v) that sufficient disclosures are provided that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. FAS No. 160 is effective for annual periods beginning after December 15, 2008 and should be applied prospectively. The presentation and disclosure requirements of the statement shall be applied retrospectively for all periods presented. We adopted FAS No. 160 on January 1, 2009 and there was no impact on our financial statements. Retroactive application of FAS 160 will have an effect on the presentation of our financial statements related to December 31, 2007.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, Business Combinations (“FAS 141R”), to replace Statement of Financial Accounting Standards No. 141, Business Combinations (“FAS 141”). FAS 141R requires use of the acquisition method of accounting, defines the acquirer, establishes the acquisition date and broadens the scope to all transactions and other events in which one entity obtains control over one or more other businesses. This statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 with earlier adoption prohibited. While the Company does not expect the adoption of FAS 141R to have a material impact on its consolidated financial statements for transactions completed prior to December 31, 2008, the impact of the accounting change could be material for business combinations which may be consummated subsequent thereto.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159, provides an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements. The fair value option established by FAS 159 permits the Company to elect to measure eligible items at fair value on an instrument-by-instrument basis and then report unrealized gains and losses for those items in the Company’s earnings. FAS 159 is effective for fiscal years beginning after November 15, 2007. We adopted FAS 159 on January 1, 2008. As we did not elect to measure existing assets and liabilities at fair value, the adoption did not have an effect on our financial statements.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. This Annual Report contains both historical information and other information that you can use to infer future performance. Examples of historical information include our annual financial statements and the commentary on past performance contained in our MD&A. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution you that, with the exception of information that is historical, all the information contained in this Annual Report should be considered to be “forward-looking statements” as referred to in the Act. Without limiting the generality of the preceding sentence, any time we use the words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate,” “continue” and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. Certain information in our MD&A is clearly forward-looking in nature, and without limiting the generality of the preceding cautionary statements, we specifically advise you to consider all of our MD&A in the light of the cautionary statements set forth herein.

Forward-looking information involves future risks and uncertainties. Much of the information in this report that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements in this Report. Significant factors that could impact our future results are provided in Item 1A. Risk Factors included in our 2008 Annual Report on Form 10-K. Other risk factors are incorporated into the text of our MD&A, which should itself be considered a statement of future risks and uncertainties, as well as management’s view of our businesses.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

We are exposed to financial instrument market risk from changes in interest rates, and, to a limited extent, commodity prices and foreign currency exchange rates. Market risk is measured as the potential negative impact on earnings, cash flows or fair values resulting from a hypothetical change in interest rates or foreign currency exchange rates over the next year. We manage the exposure to market risks at the corporate level. The portfolio of interest-sensitive assets and liabilities is monitored and adjusted to provide liquidity necessary to satisfy anticipated short-term needs. Our risk management policies allow the use of specified financial instruments for hedging purposes only; speculation on interest rates or foreign currency rates is not permitted. We do not consider any of these risk management activities to be material. Our Senior Credit Facility has variable-rates. As required by the Senior Credit Facility, the Company has entered into an interest rate swap agreement on 50% of the New Term Loan Facility to partially reduce our exposure to interest rate risk.

The information that follows provides information about our market sensitive financial instruments and constitutes a “forward-looking statement.”

Interest Rate Risk:

We are exposed to the impact of interest rate changes on our variable rate indebtedness within our credit facility. The impact on the average outstanding balance of our variable rate indebtedness during 2008 from a hypothetical 10% increase in interest rates would be an increase in interest expense of approximately $2.5 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Flotek Industries, Inc. and Subsidiaries:

We have audited the accompanying Consolidated Balance Sheets of Flotek Industries, Inc. and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related Consolidated Statements of Income and Comprehensive Income, Stockholders’ Equity and Cash Flows for each of the years in the three year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Flotek Industries, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 of the Consolidated Financial Statements, the consolidated financial statements have been revised for the retrospective application of Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, and FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, which became effective January 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Flotek Industries, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 16, 2009 expressed an unqualified opinion thereon.

Houston, Texas

March 16, 2009, except for changes as described in Note 2 and Note 19,

        as to which the date is August 26, 2009

FLOTEK INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008(1)	2007
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$193	$1,282
Restricted cash	9	9
Accounts receivable, net of allowance for doubtful accounts of $ 1,465 and $1,354, respectively	37,205	24,919
Inventories, net	38,027	21,017
Deferred tax assets, current	917	329
Other current assets	1,287	1,043

Total current assets	77,638	48,599

Property, plant and equipment, net	66,835	39,824
Goodwill	45,443	60,480
Intangible assets, net	38,015	11,485
Other assets, net	4	405
Deferred tax assets, less current portion	6,640	—

TOTAL ASSETS	$234,575	$160,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,666	$9,424
Accrued liabilities	13,509	10,207
Accrued interest payable	2,402	7
Income taxes payable	979	1,352
Current portion of long-term debt and capital leases	9,017	7,034

Total current liabilities	48,573	28,024

Long-term debt and capital leases, less current portion	29,478	52,377
Convertible senior notes	90,803	—
Deferred tax liabilities, less current portion	—	2,931

Total liabilities	168,854	83,332

Commitments and contingencies (See Note 16)
Stockholders’ equity:
Preferred stock, 100,000 shares authorized, none issued	—	—
Common stock, $.0001 par value; 40,000,000 shares authorized; December 31, 2008 shares issued: 23,174,286; outstanding: 22,782,091; December 31, 2007 shares issued 18,802,921; outstanding: 18,394,730	2	1
Additional paid-in capital	76,788	54,141
Accumulated other comprehensive income	125	45
Retained earnings (deficit)	(10,697)	23,464
Treasury stock: 158,697 shares and 71,430 shares, respectively	(497)	(190)

Total stockholders’ equity	65,721	77,461

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$234,575	$160,793

(1)	Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement).

See notes to the consolidated financial statements.

FLOTEK INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2008(1)	2007	2006
	(in thousands, except per share data)
Revenue	$226,063	$158,008	$100,642

Cost of revenue	135,307	94,561	61,249

Expenses:
Impairment of Goodwill and Intangible assets	67,695	—	—
Selling, general and administrative	46,311	30,639	18,919
Depreciation and amortization	5,570	2,273	965
Research and development	1,931	849	656

Total expenses	121,507	33,761	20,540

Income (loss) from operations	(30,751)	29,686	18,853

Other income (expense):
Interest expense	(13,813)	(3,501)	(1,005)
Investment income and other	(96)	956	85

Total other income (expense)	(13,909)	(2,545)	(920)
Income (loss) before income taxes	(44,660)	27,141	17,933
Benefit (Provision) for income taxes	10,499	(10,414)	(6,583)

Net income (loss)	$(34,161)	$16,727	$11,350

Other comprehensive income (loss):
Foreign currency translation adjustment	80	8	37

Comprehensive income (loss)	$(34,081)	$16,735	$11,387

Basic and diluted earnings (loss) per common share:(2)
Basic earnings (loss) per common share	$(1.78)	$0.91	$0.66
Diluted earnings (loss) per common share	$(1.78)	$0.88	$0.61
Weighted average common shares used in computing basic earnings (loss) per common share	19,157	18,338	17,289
Incremental common shares from stock options and warrants	—	620	1,299

Weighted average common shares used in computing diluted earnings (loss) per common share	19,157	18,958	18,588

1

Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement).

2

Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.

See notes to the consolidated financial statements.

FLOTEK INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings (Deficit)	Total
	Shares Issued	Par Value	Shares	Cost
Balance January 1, 2006	16,634	$1	—	$—	$39,744	$—	$(4,540)	$35,205
Common stock issued, net of offering costs	406	—	—	—	4,383	—	—	4,383
Stock options and warrants exercised	654	—	—	—	916	—	—	916
Tax benefit of share based awards	—	—	—	—	1,618	—	—	1,618
Foreign currency translation adjustment	—	—	—	—	—	37	—	37
Net income	—	—	—	—	—	—	11,350	11,350

Balance December 31, 2006	17,694	1	—	—	46,661	37	6,810	53,509
Common stock issued for acquisition	143	—	—	—	1,855	—	—	1,855
Treasury stock purchased	—	—	(70)	(190)	—	—	—	(190)
Restricted stock forfeited	—	—	(2)	—	—	—	—	—
Stock options and warrants exercised	628	—	—	—	1,502	—	—	1,502
Restricted stock granted	338	—	—	—	—	—	—	—
Tax benefit of share based awards	—	—	—	—	2,473	—	—	2,473
Stock compensation expense	—	—	—	—	1,650	—	—	1,650
Adoption of FIN 48	—	—	—	—	—	—	(73)	(73)
Foreign currency translation adjustment	—	—	—	—	—	8	—	8
Net income	—	—	—	—	—	—	16,727	16,727

Balance December 31, 2007	18,803	1	(72)	(190)	54,141	45	23,464	77,461
Common stock issued under share lending agreement	3,800	1	—	—	—	—	—	1
Treasury stock purchased	—	—	(17)	(307)	—	—	—	(307)
Restricted stock forfeited	—	—	(70)	—	—	—	—	—
Stock options exercised	519	—	—	—	905	—	—	905
Restricted stock granted	52	—	—	—	—	—	—	—
Tax benefit of share based awards	—	—	—	—	2,020	—	—	2,020
Stock compensation expense	—	—	—	—	2,500	—	—	2,500
Debt discount, net of tax as a result of adoption of FSP 14-1	—	—	—	—	17,222	—	—	17,222
Foreign currency translation adjustment	—	—	—	—	—	80	—	80
Net loss	—	—	—	—	—	—	(34,161)	(34,161)

Balance December 31, 2008 (1)	23,174	$2	(159)	$(497)	$76,788	$125	$(10,697)	$65,721

(1)	Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement).

See notes to the consolidated financial statements.

FLOTEK INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2008(1)	2007	2006
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(34,161)	$16,727	$11,350
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,844	6,537	2,750
Amortization of deferred financing costs	1,030	—	—
Accretion of debt discount	3,580	—	—
Equity income from affiliate	—	(509)	—
(Gain) loss on sale of assets	(2,881)	(204)	(68)
Impairment of Goodwill and Intangible assets	67,695	—	—
Stock compensation expense	2,500	1,650	—
Excess tax benefit of share based awards	(2,020)	(2,473)	—
Deferred income taxes	(20,881)	(1,101)	542
Unrealized loss on interest rate swap	533	—	—
Change in current assets and liabilities:
Restricted cash	(1)	(9)	—
Accounts receivable	(8,543)	(44)	(7,427)
Inventories	(14,522)	671	(4,913)
Other current assets	(233)	(49)	(331)
Accounts payable	12,415	(2,378)	4,774
Accrued liabilities	5,124	3,834	5,787
Accrued interest payable	2,395	(39)	(28)

Net cash provided by operating activities	24,874	22,613	12,436
Cash flows from investing activities:
Proceeds from sale of assets	4,554	1,274	309
Acquisitions, net of cash acquired	(97,973)	(53,028)	(12,763)
Purchase of patents	(48)	(2,521)	—
Other assets	—	(585)	(45)
Capital expenditures	(23,711)	(15,672)	(9,201)

Net cash used in investing activities	(117,178)	(70,532)	(21,700)
Cash flows from financing activities:
Proceeds from exercise of stock options	905	1,502	915
Net borrowings (repayments) under revolving line of credit	(27,647)	12,537	2,912
Purchase of treasury stock	(307)	(190)	—
Proceeds from borrowings	6,729	44,460	647
Proceeds from convertible debt offering	115,000	—	—
Debt issuance costs	(5,485)	—	—
Excess tax benefit of share based awards	2,020	2,473	—
Repayments of indebtedness	—	(12,097)	(2,077)

Net cash provided by financing activities	91,215	48,685	2,397
Effect of exchange rate changes on cash and cash equivalents	—	6	—

Net increase (decrease) in cash and cash equivalents	(1,089)	772	(6,867)
Cash and cash equivalents at the beginning of year	1,282	510	7,377

Cash and cash equivalents at the end of year	$193	$1,282	$510

(1)	Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement).

See notes to the consolidated financial statements.

FLOTEK INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Business and Basis of Presentation

Flotek Industries, Inc. and subsidiaries was incorporated under the laws of the Province of British Columbia on May 17, 1985. On October 23, 2001, we changed our corporate domicile to the state of Delaware. We are engaged in the manufacturing and marketing of innovative specialty chemicals and downhole drilling and production equipment, and in the management of automated bulk material handling, loading and blending facilities. Flotek serves major and independent companies in the domestic and international oilfield service and mining industries. The Company’s headquarters are located in Houston, Texas, and it has operations in Texas, Oklahoma, Colorado, New Mexico, Louisiana, Utah, Wyoming and The Netherlands. We market our products domestically and internationally in over 20 countries.

The consolidated financial statements consist of Flotek Industries, Inc. and its wholly-owned subsidiaries, collectively referred to herein as the “Company” or “Flotek”. All significant intercompany transactions and balances have been eliminated in consolidation.

On July 11, 2007, the Company effected a two-for-one stock split in the form of a 100% stock dividend to stockholders of record as of July 3, 2007. All share and per share information has been retroactively adjusted to reflect the stock split.

Note 2—Summary of Significant Accounting Policies

Retrospective revision of consolidated financial statements: Effective January 1, 2009, the Company adopted FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). This Staff Position states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. However, once adopted, FSP EITF 03-6-1 requires retrospective application within its scope as they existed for all periods presented.

Additionally, effective January 1, 2009, the Company adopted FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement) (“FSP 14-1”), which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. FSP 14-1 requires issuers of convertible debt instruments within its scope to separately account for the liability and equity components of the instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate when interest cost is recognized. FSP 14-1 requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in the issuer’s consolidated results of operations. FSP 14-1 is effective for the Company as of January 1, 2009 and early adoption was not permitted. However, once adopted, FSP 14-1 requires retrospective application to the terms of instruments within its scope as they existed for all periods presented. In applying FSP 14-1, $27.8 million of the carrying value of our Convertible Notes was reclassified to equity as of the February 2008 issuance date and offset by a related deferred tax liability of $10.6 million, assuming the effective tax rate at inception of the Convertible Notes was 38%. This discount represents the equity component of the proceeds from the Convertible Notes, calculated assuming an 11.5% non-convertible borrowing rate. The discount will be accreted to interest expense over the expected term of five years, which is based on the call/put option on the debt at February 2013. Accordingly, $3.6 million of additional non-cash interest expense was recorded in the Consolidated Statement of Income (Loss) and Comprehensive Income (Loss) for the year ended December 31, 2008.

The Company has determined the effect of the adoption of FSP EITF 03-6-1 for fiscal year 2007 to be immaterial and there is no effect on fiscal year 2006 as the Company had no participating securities. Accordingly, as a result of the adoption of FSP EITF 03-6-1 and FSP 14-1, the Company has retrospectively revised certain amounts included in these financial statements as of December 31, 2008, as follows:

	December 31, 2008
	As reported	As adjusted
	(in thousands)
Deferred tax assets, less current portion	$15,835	$6,640
TOTAL ASSETS	243,770	234,575

Convertible senior notes, net of discount	115,000	90,803
Additional paid-in capital	59,566	76,788
Retained earnings (deficit)	(8,477)	(10,697)
Total stockholders’ equity	50,719	65,721
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	243,770	234,575

	Year Ended December 31, 2008
	As reported	As adjusted
	(in thousands, except per share data)
Interest expense	$(10,233)	$(13,813)
Total other income (expense)	(10,329)	(13,909)
Loss before taxes	(41,080)	(44,660)
Benefit for income taxes	9,139	10,499
Net loss	(31,941)	(34,161)

Basic earnings (loss) per common share	(1.69)	(1.78)
Diluted earnings (loss) per common share	(1.69)	(1.78)

Weighted average common shares used in computing basic earnings (loss) per common share	18,867	19,157
Weighted average common shares used in computing diluted earnings (loss) per common share	18,867	19,157

Various supporting amounts included in the Statements of Consolidated Cash Flows and these Notes to Consolidated Financial Statements have also been retrospectively revised in connection with the changes noted above. No other changes from the amounts or disclosures originally reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission on March 16, 2009, have been included in these consolidated financial statements.

Consolidation Policy: The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary corporations, after elimination of all material intercompany accounts, transactions, and profits. The Company does not have any investment in unconsolidated subsidiaries or non-marketable investments.

Acquisitions: Acquisitions have been accounted for using the purchase method of accounting under SFAS No. 141 “Accounting for Business Combinations”. The acquired companies’ results have been included in the accompanying financial statements from their respective dates of acquisition. Allocation of the purchase price for acquisitions was based on the estimates of fair value of the net assets acquired and is subject to adjustment upon finalization of the purchase price allocation within the one year anniversary of the acquisition. We have not made any acquisitions under SFAS 141R, “Business Combinations” as of December 31, 2008.

Cash and Cash Equivalents: Cash equivalents consist of highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts: The Company performs credit evaluations of the Company customers’ current credit worthiness, as determined by our review of their available credit information. While such credit losses have historically been within our expectations and the provisions established, we cannot give any assurances that we will continue to experience the same credit loss rates that we have in the past. The cyclical nature of our industry may affect our customers’ operating performance and cash flows, which could impact our ability to collect on these obligations. Additionally, some of our customers are located in certain international areas that are inherently subject to risks of economic, political and civil instabilities, which may impact our ability to collect these receivables.

The following summarizes the changes in allowance for doubtful accounts for the years ended December 31, 2008, 2007 and 2006:

	Beginning Balance	Additions		Write-offs	Ending Balance
		Charged to Costs and Expense	Charged to other accounts (a)
	(In thousands)
For the Years Ended December 31,
2006	$67	$458	$82	$(45)	$562
2007	562	460	478	(146)	1,354
2008	1,354	195	20	(104)	1,465

(a)	Amounts represent amounts obtained from acquisitions.

Inventories: Inventories consist of raw materials, work-in-process and finished goods. Finished goods inventories include raw materials, direct labor and production overhead. The Company determines the value of acquired work-in-process inventories by estimating the selling prices of finished goods or replacement cost less the sum of (a) cost to complete, (b) costs of disposal, and (c) a reasonable profit allowance for the completing and selling effort of the Company based on profit for similar finished goods. Inventories are carried at the lower of cost or market using the weighted average cost method. The Company maintains a reserve for slow-moving and obsolete inventories, which is reviewed for adequacy on a periodic basis.

The following summarizes the changes in inventory reserve for the years ended December 31, 2008, 2007 and 2006:

	Beginning Balance	Additions		Deductions	Ending Balance
		Charged to Costs and Expense	Charged to other accounts (a)
	(In thousands)
For the Years Ended December 31,
2006	$405	$828	$—	$(371)	$862
2007	862	1,261	553	(282)	2,394
2008	2,394	3,567	—	(3,554)	2,407

(a)	Amounts represent amounts obtained from acquisitions.

Property, Plant and Equipment: Property, plant and equipment are stated at cost. The Company determines the value of acquired property, plant and equipment at the lower of (a) replacement cost or (b) appraised value. The cost of ordinary maintenance and repairs is charged to operations, while replacements and major improvements are capitalized. Depreciation or amortization is provided at rates considered sufficient to amortize the cost of the assets, net of estimated salvage value, using the straight-line method over the following estimated useful lives:

Buildings and leasehold improvements	3-39 years
Machinery, equipment and rental tools	3-7 years
Furniture and fixtures	3-7 years
Transportation equipment	3-5 years
Computer equipment	3-5 years

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds either the fair value or the estimated discounted cash flows of the assets, whichever is more readily measurable. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill and Intangible Assets: Goodwill represents the excess of the purchase price and related costs over the value assigned to net tangible and identifiable intangible assets of businesses acquired and accounted for under the purchase method. We test goodwill for impairment on an annual basis at a reporting unit level in the fourth quarter of every year. Impairment is a condition that exists when the carrying amount of goodwill exceeds its implied fair value. Unless conditions warrant earlier action, intangible assets with indefinite lives are tested annually for impairment during the fourth quarter and written down to fair value as required. Testing of goodwill requires the use of a two step impairment test that identifies potential goodwill impairment and measures the amount of an impairment loss to be recognized (if any). We began our process of testing goodwill by assessing our reporting segments and units. A reporting unit is an operating segment or one level below an operating segment (referred to as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. However, two or more components of an operating segment should be aggregated and deemed a single reporting unit if the components have similar economic characteristics. An operating segment shall be deemed to be a reporting unit if all of its components are similar, if none of its components is a reporting unit, or if it comprises only a single component.

The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the test shall be performed to measure the amount of impairment loss, if any.

The second step of the goodwill impairment test, is used to measure the amount of impairment loss, compares the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in a manner similar to determining the amount of goodwill recognized in a business combination. Accordingly, we assigned the fair value of a reporting unit to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. We performed that assignment process only for purposes of testing goodwill for impairment and did not write up or write down a recognized asset or liability, nor did we recognize a previously unrecognized intangible asset as a result of this allocation process. We determined that the carrying amount of reporting unit goodwill exceeded the implied fair value of that goodwill for each of the three reporting units mentioned above and recognized an impairment loss equal to that excess.

An impairment loss shall be recognized only if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. That assessment shall be based on the carrying amount of the asset at the date it is tested for recoverability. A long-lived asset shall be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Due to the significantly changing business conditions late in the fourth quarter of 2008, we determined a test our long-lived assets for potential impairment was appropriate.

Based on our testing process, we recognized $61.5 million of goodwill impairment charges and an additional charge of $6.2 million related to the impairment of other intangible assets, primarily, customer lists and patents in 2008. While the value of goodwill and other intangible assets are substantially reduced, should future results or economic events cause a change in our projected cash flows, or should our operating plans or business model change, future determinations of fair value may not support the carrying amount of these assets.

We amortize the cost of other intangible assets over their estimated useful lives. Amortizable intangible assets are reviewed at least annually to determine whether events and circumstances warrant a revision to the remaining period of amortization.

Fair Value and Financial Instruments: The Company adopted FAS 157 as of January 1, 2008, except as it applies to those nonfinancial assets and nonfinancial liabilities addressed in FASB Staff Position FAS 157-2 (“FSP FAS 157-2”), which defines fair value, establishes a framework for measuring fair value and establishes a valuation hierarchy for disclosure of the inputs to the valuation used to measure fair value. The implementation of FAS 157 did not cause a change in the method of calculating fair value of assets and liabilities. The primary impact from the adoption was additional disclosures. FSP FAS 157-2 delayed the effective date of FAS No. 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company measures it’s Convertible Senior Notes at fair value by utilizing quoted prices for similar liabilities in active markets or inputs that are observable for the liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

We adopted Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”) on January 1, 2008. FAS 159, provides an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements. As we did not elect to measure existing assets and liabilities at fair value, the adoption did not have an effect on our financial statements.

The Company considers the fair value of all financial instruments (primarily accounts receivable and long-term debt) not to be materially different from their carrying values at the end of each fiscal year based on management’s estimate of the collectibility of net accounts receivable and due to our ability to borrow funds under terms and conditions similar to those of our existing debt the majority of which carries a floating rate.

We have no off-balance sheet debt or other off-balance sheet financing arrangements. We have entered into an interest rate swap agreement on 50% of the New Term Loan Facility to partially reduce our exposure to interest rate risk as required by the Senior Credit Agreement.

Revenue Recognition: Revenue for product sales is recognized when all of the following criteria have been met: (i) evidence of an agreement exists, (ii) products are shipped or services rendered to the customer and all significant risks and rewards of ownership have passed to the customer, (iii) the price to the customer is fixed and determinable and (iv) collectibility is reasonably assured. Accounts receivable are recorded at that time, net of any discounts. Earnings are charged with a provision for doubtful accounts based on a current review of collectibility of the accounts receivable. Accounts receivable deemed ultimately uncollectible are applied against the allowance for doubtful accounts. Deposits and other funds received in advance of delivery are deferred until the transfer of ownership is complete.

The Logistics group recognizes revenue from its design and construction oversight contracts under the percentage-of-completion method of accounting, measured by the percentage of costs incurred to date to the total estimated costs of completion. This percentage is applied to the total estimated revenue at completion to calculate revenue earned to date. Contract costs include all direct labor and material costs and those indirect costs related to manufacturing and construction operations. General and administrative costs are charged to expense as incurred. Changes in job performance and estimated profitability, including those arising from contract bonus or penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which such revisions appear probable. All known or anticipated losses on contracts are recognized in full when such amounts become apparent. Bulk material transload revenue is recognized as services are performed for the customer.

Within the Drilling Products segment amounts billed to customers for the cost of oilfield rental equipment that is damaged or lost-in-hole are reflected as revenue with the carrying value of the related equipment charged to cost of sales. This amount totaled $4.4 million, $2.1 million and $0.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company is generally not contractually obligated to accept returns, except for defective products. If a product is determined to be defective, the Company will replace the product or issue a credit memo. Based on historical return rates, no provision is made for returns at the time of sale. All costs associated with product returns are expensed as incurred.

Foreign Currency: The functional currency of foreign subsidiaries is the local currency. All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at exchange rates in effect as of the end of the reporting period. Revenue and expense items are translated at the average exchange rate for the reporting period. The resulting translation adjustment is included in shareholders’ equity as a component of accumulated other comprehensive income.

Research and Development Costs: Expenditures for research activities relating to product development and improvement are charged to expense as incurred.

Income Taxes: Our income tax expense is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. We provide for income taxes based on the tax laws and rates in effect in the countries in which operations are conducted and income is earned. Our income tax expense is expected to fluctuate from year to year as our operations are conducted in different taxing jurisdictions and the amount of pre-tax income fluctuates.

The determination and evaluation of our annual income tax provision involves the interpretation of tax laws in various jurisdictions in which we operate and requires significant judgment and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of income, deductions and tax credits. Changes in tax laws, regulations and our level of operations or profitability in each jurisdiction may impact our tax liability in any given year. While our annual tax provision is based on the information available to us at the time, a number of years may elapse before the ultimate tax liabilities in certain tax jurisdictions are determined.

Current income tax expense reflects an estimate of our income tax liability for the current year, withholding taxes, changes in tax rates and changes in prior year tax estimates as returns are filed. Deferred tax assets and liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the enacted tax rates in effect at year end. A valuation allowance for deferred tax assets is recorded when it is more-likely-than-not that the benefit from the deferred tax asset will not be realized. We provide for uncertain tax positions pursuant to FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”). Our policy is that we recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. In 2008 the Company closed the 2005 and 2006 Internal Revenue Service audits with no material impact to the Company. The Company and its subsidiaries’ state income tax returns are open to audit under the statute of limitations for the years ending December 31, 2005 through 2007.

It is our intention to permanently reinvest all of the undistributed earnings of our non-U.S. subsidiaries in such subsidiaries. Accordingly, we have not provided for U.S. deferred taxes on the undistributed earnings of our non-U.S. subsidiaries. If a distribution is made to us from the undistributed earnings of these subsidiaries, we could be required to record additional taxes. Because we cannot predict when, if at all, we will make a distribution of these undistributed earnings, we are unable to make a determination of the amount of unrecognized deferred tax liability.

Earnings Per Share: Basic earnings per common share is calculated by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding. Dilutive earnings per share is calculated by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding and dilutive effect of stock options and warrants. Due to the Net (loss) in 2008 170,446 shares of dilutive instruments have been excluded from the calculation of Diluted earnings per share due to their anti-dilutive effect.

Debt Issuance Costs: The costs related to the issuance of debt are capitalized and amortized to interest expense using the straight-line method, which approximates the interest method, over the maturity periods of the related debt.

Stock-Based Compensation: We adopted SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”), effective January 1, 2006. This statement requires all share-based payments to employees, including grants of employee stock options and restricted stock awards, to be recognized in the financial statements based on their grant-date fair values. We did not have any unvested stock options outstanding as of January 1, 2006.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and certain assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While management believes current estimates are reasonable and appropriate, actual results could differ from these estimates.

Reclassifications: Certain amounts for fiscal 2007 and 2006 have been reclassified in the accompanying consolidated condensed financial statements to conform to the current year presentation. In prior years we presented depreciation that related directly to the production of revenue as a component of Depreciation and amortization within our Statement of Income and Comprehensive Income rather than including the portion as a component of Cost of sales. During 2007 and 2006 the amount of depreciation related to the production of revenue which we have reclassified to cost of sales was $4.3 million and $1.8 million.

Supplemental Cash Flow Information:

	For the Year Ended December 31,
	2008	2007	2006
	(in thousands)
Supplemental non-cash investing activities:
Acquisitions, net of cash acquired:
Fair value of net assets acquired	$97,973	$58,233	$17,354
Less cash acquired	—	(605)	(208)
Less debt issued	—	(1,544)	—
Less equity issued	—	(1,855)	(4,383)
Less equity in earnings prior to acquisition and other	—	(1,201)	—

Acquisitions, net of cash acquired	$97,973	$53,028	$12,763

Capital leases	$599	$206	$647

Supplemental cash flow information:
Interest paid	$6,434	$2,852	$864
Income taxes paid	$8,244	$8,061	$5,380

Recent Accounting Pronouncements

In May 2008, the Financial Accounting Standards Board (the “FASB”) issued FAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with GAAP. With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The adoption of FAS 162 is not expected to have a material impact on the Company’s results from operations or financial position.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets”, (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The implementation of this standard will not have a material impact on our consolidated financial position and results of operations.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133” (“FAS No. 161”). This statement requires enhanced disclosures about our derivative and hedging activities. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We will adopt FAS No. 161 beginning January 1, 2009. We are currently evaluating the impact, if any, that the standard will have on our consolidated financial statements.

In December 2007, the FASB issued FAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”, (“FAS No. 160”). FAS No. 160 requires (i) that non-controlling (minority) interests be reported as a component of shareholders’ equity, (ii) that net income attributable to the parent and to the non-controlling interest be separately identified in the consolidated statement of operations, (iii) that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, (iv) that any retained non-controlling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value, and (v) that sufficient disclosures are provided that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. FAS No. 160 is effective for annual periods beginning after December 15, 2008 and should be applied prospectively. The presentation and disclosure requirements of the statement shall be applied retrospectively for all periods presented. We adopted FAS No. 160 on January 1, 2009 and there was no impact on our financial statements. Retroactive application of FAS 160 will have an effect on the presentation of our financial statements related to December 31, 2007.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, Business Combinations (“FAS 141R”), to replace Statement of Financial Accounting Standards No. 141, Business Combinations (“FAS 141”). FAS 141R requires use of the acquisition method of accounting, defines the acquirer, establishes the acquisition date and broadens the scope to all transactions and other events in which one entity obtains control over one or more other businesses. This statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 with earlier adoption prohibited. While the Company does not expect the adoption of FAS 141R to have a material impact on its consolidated financial statements for transactions completed prior to December 31, 2008, the impact of the accounting change could be material for business combinations which may be consummated subsequent thereto.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159, provides an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements. The fair value option established by FAS 159 permits the Company to elect to measure eligible items at fair value on an instrument-by-instrument basis and then report unrealized gains and losses for those items in the Company’s earnings. FAS 159, is effective for fiscal years beginning after November 15, 2007. We adopted FAS 159 on January 1, 2008. As we did not elect to measure existing assets and liabilities at fair value, the adoption did not have an effect on our financial statements.

Note 3—Acquisitions

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, Business Combinations (“SFAS No. 141R”), to replace Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”). SFAS No. 141R requires use of the acquisition method of accounting, defines the acquirer, establishes the acquisition date and broadens the scope to all transactions and other events in which one entity obtains control over one or more other businesses. This statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 with earlier adoption prohibited. We have not acquired any companies since adopting SFAS No. 141R and accordingly the companies we acquired prior to December 15, 2008 have been accounted for under SFAS 141. The Company had no deferred acquisition costs capitalized on its Balance Sheet as of December 15, 2008 related to unconsummated acquisitions.

Acquisitions have been accounted for using the purchase method of accounting under SFAS No. 141 “Accounting for Business Combinations”. The acquired companies’ results have been included in the accompanying financial statements from their respective dates of acquisition. Allocation of the purchase price for acquisitions was based on the estimates of fair value of the net assets acquired and is subject to adjustment upon finalization of the purchase price allocation within the one year anniversary of the acquisition.

On February 14, 2008, Teledrift Acquisition, Inc, a wholly-owned subsidiary of the Company, acquired substantially all of the assets of Teledrift, Inc. (“Teledrift”) for the aggregate cash purchase price of approximately $98.0 million, which includes a purchase price adjustment of $1.8 million recorded in the third quarter of 2008. The asset purchase agreement provides for a potential adjustment in the aggregate purchase price. Teledrift designs and manufactures wireless survey and measurement while drilling, or MWD, tools. The Company used the proceeds from issuance of the convertible senior notes to fund this acquisition.

The purchase price of the Teledrift acquisition, including acquisition costs of $0.8 million, was allocated to the assets acquired and liabilities assumed based on estimated fair values. In accordance with FAS 141, the excess of the purchase price over the net fair value of the assets acquired and liabilities assumed was allocated to goodwill. Management has completed its assessment of intangible assets acquired and the associated fair market value and useful life of those assets. The table below details the recorded investment in Teledrift:

Recorded Investment
(in thousands)
Accounts receivable	$3,663
Other current assets	14
Inventories	2,488
Property, plant and equipment	14,596
Goodwill	46,396
Intangible assets	31,642
Accounts payable	(826)

Total purchase price	$97,973

The following pro forma table presents information related to the Teledrift acquisition for the years ended December 31, 2008, 2007 and 2006 and assumes the acquisition had been completed as of January 1, 2006:

	2008(1)	2007	2006
	(unaudited)
Revenue	$227,971	$175,104	$114,639
Income before income taxes	(40,270)	29,709	18,187
Net income (loss)	(33,658)	18,319	11,515
Basic earnings (loss) per common share(2)	$(1.76)	$1.00	$0.67
Diluted earnings (loss) per common share	$(1.76)	$0.97	$0.62

(1)	Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement).
(2)	Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.

The Company made three acquisitions in 2006. On January 2, 2006, the Company purchased the assets of Can-Ok Oil Field Services, Inc. and Stabilizer Technology, Inc. (collectively “Can-Ok”), a downhole oilfield tool company located in Chickasha, Oklahoma. On April 3, 2006, the Company purchased the tangible assets and licensed the rights to exercise the exclusive worldwide rights to a patented gas separator used in coal bed methane production from Total Well Solutions, LLC (“TWS”). TWS markets and services electric submersible pumps and downhole gas/water separators primarily to coal bed methane gas producers in the Powder River Basin. On June 6, 2006, the Company purchased the assets of LifTech, LLC (“LifTech”) which markets and services electric submersible pumps and downhole gas/water separators primarily to coal bed methane gas producers in the Powder River Basin.

On January 4, 2007, the Company acquired substantially all the assets of Triumph Drilling Tools, Inc. (“Triumph”) for $31.1 million in cash. Triumph is a leading regional provider of down-hole rental equipment to the oil and gas industry. Results of operations for Triumph are included in the Company’s consolidated condensed statements of income as of January 1, 2007.

The purchase price of the Triumph acquisition was allocated to the assets acquired and liabilities assumed based on estimated fair values. In accordance with FAS No. 141, the excess of the purchase price over the net fair value of the assets acquired and liabilities assumed was allocated to goodwill. The table below details the recorded investment in Triumph, (in thousands):

Accounts receivable	$3,304
Other current assets	263
Inventories	827
Property, plant and equipment	7,028
Intangible assets	1,884
Goodwill	19,872
Accounts payable	(1,414)
Accrued liabilities	(533)
Notes payable	(109)

Total purchase price	$31,122

The following pro forma table presents information related to the Triumph acquisition for the year ended December 31, 2006 and assumes the acquisition had been completed as of January 1, 2006:

2006
(in thousands, except share data)
Unaudited
Revenue	$116,638
Income before income taxes	20,044
Net income	12,684
Basic earnings per common share	0.73
Diluted earnings per common share	0.68

In January 2007, the Company acquired a 50% partnership interest in CAVO Drilling Motors Ltd Co. (“CAVO”) for approximately $2.6 million in cash, 143,434 shares of our common stock valued at $1.9 million and a $1.5 million promissory note to the seller. CAVO is a complete downhole motor solutions provider specializing in the rental, servicing and sale of high-performance mud motors for a variety of drilling applications. CAVO serves both the domestic and international drilling markets with a customer base extending throughout North America, South America, Russia and West Africa. For the first ten months of 2007 the Company reported the partnership interest in CAVO using the equity method of accounting as the Company did not own a controlling interest. The equity in earnings and other adjustments affecting the Company’s investment in CAVO during 2007 were approximately $1.2 million.

On November 15, 2007, the Company completed its acquisition of the remaining 50% partnership interest in CAVO. The Company paid aggregate consideration of $12.5 million in cash and assumed $0.2 million in long-term debt. From November 1, 2007 through the end of the year CAVO was accounted for as a fully owned subsidiary.

On August 31, 2007, the Company acquired Sooner Energy Services, Inc. (“Sooner”) for $7.2 million in cash. Sooner develops, produces and distributes specialty chemical products and services for drilling and production of natural gas. Sooner serves natural gas producers, oilfield supply stores, drilling mud and other service companies in North America. Results of operations for Sooner are included in the Company’s consolidated condensed statement of income as of September 1, 2007.

Note 4—Product Revenue

The Company generates revenue through three main sales channels: Products, Rentals and Services. In most instances we generate revenue through these channels on an integrated basis. Sales channel information is set out in the table below (in thousands):

	For the Year Ended December 31,
	2008	2007	2006
Revenue:
Product	$145,074	$118,443	$81,374
Rental	60,343	24,349	12,144
Service	20,646	15,216	7,124

	226,063	158,008	100,642

Cost of Revenue:
Product	88,384	71,190	49,456
Rental	28,093	11,086	5,985
Service	11,556	8,021	4,023
Depreciation	7,274	4,264	1,785

	$135,307	$94,561	$61,249

Note 5—Inventories

The components of inventories as of December 31, 2008 and 2007 were as follows:

	2008	2007
	(in thousands)
Raw materials	$16,258	$9,040
Work-in-process	1,890	366
Finished goods (includes in-transit)	22,286	14,005

Gross inventories	40,434	23,411
Less: Slow-moving and obsolescence reserve	(2,407)	(2,394)

Inventories, net	38,027	21,017

The Company periodically reviews its slow-moving inventories for indications of obsolescence or excess quantities by reviewing historical trends and current market conditions and records a reserve based upon this analysis using management judgment.

Note 6—Property, Plant and Equipment

As of December 31, 2008 and 2007, property, plant and equipment were comprised of the following:

	2008	2007
	(in thousands)
Land	$1,381	$921
Buildings and leasehold improvements	16,354	13,767
Machinery, equipment and rental tools	55,866	30,574
Equipment in progress	5,472	277
Furniture and fixtures	1,172	603
Transportation equipment	4,927	3,737
Computer equipment	1,255	584

Gross property, plant and equipment	86,427	50,463
Less: Accumulated depreciation	(19,592)	(10,639)

Property, plant and equipment, net	$66,835	$39,824

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $9.4 million, $5.4 million and $2.4 million. Depreciation expense that directly relates to activities that generate revenue amounted to $7.3 million, $4.3 million and $1.8 million for the years ended December 31, 2008, 2007 and 2006, respectively, is recorded within Cost of revenues in our Statement of Income and Comprehensive Income.

Note 7—Goodwill

We evaluate the carrying value of goodwill during the fourth quarter of each year and on an interim basis, if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (i) a significant adverse change in legal factors or in business climate, (ii) unanticipated competition, or (iii) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss is calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit’s goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

As a result of our annual fourth quarter review of goodwill, we recorded non-cash impairment charges of $61.5 million. Our recoverability assessment of these non-amortizing intangible assets considered company-specific projections, assumptions about market participant views and the company’s overall market capitalization around the testing period. All of those factors worsened during 2008 compared to amounts used for the 2007 evaluations.

For the 2008 test, the estimated fair values indicated that the second step of goodwill impairment analysis was required in three of our four reporting units, and that analysis showed that the current value of goodwill could not be sustained in those three reporting units. Accordingly, we recorded a goodwill impairment charge of $61.5 million, relating to the following reporting units: Artificial Lift, $5.9 million; Drilling Products (other than Teledrift), $43.0 million and Teledrift, $12.6 million. Included in these impairment charges is goodwill resulting from 2005 and later acquisitions. All of these entities are considered integrated into their respective reporting units and their cash flows were aggregated with all other cash flows of the respective reporting unit in the determination of estimated fair value.

The following is a reconciliation of goodwill by segment:

Balance and Activity as of:	Chemicals and Logistics	Drilling Products	Artificial Lift	Total
January 1, 2006	$7,620	$4,768	$—	$12,388
Goodwill acquired:
Can-OK	—	4,521	—	4,521
TWS	—	—	2,977	2,977
LifTech	—	—	3,899	3,899
Purchase price adjustment	—	400	—	400

2006 Changes	—	4,921	6,876	11,797

December 31, 2006	7,620	9,689	6,876	24,185

Goodwill acquired:
Triumph	—	19,872	—	19,872
CAVO	—	13,487	—	13,487
Sooner	3,990	—	—	3,990
Purchase price adjustments and reclassifications to intangible assets	—	(39)	(1,015)	(1,054)

2007 Changes	3,990	33,320	(1,015)	36,295

December 31, 2007	11,610	43,009	5,861	60,480

Goodwill acquired:
Teledrift	—	46,396	—	46,396
Impairments	—	(55,572)	(5,861)	(61,433)

2008 Changes	—	(9,176)	(5,861)	(15,037)

December 31, 2008	$11,610	$33,833	$—	$45,443

Note 8—Intangible and Other Assets

The components of intangible and other assets as of December 31, 2008 and 2007 are as follows:

	2008	2007
	(in thousands)
Intangibles assets:
Patents	$6,280	$2,877
Customer lists	28,543	6,404
Non-compete agreements	1,715	1,715
Brand name	6,199	47
Supply contract	1,700	1,700
Other	501	502
Accumulated amortization	(11,459)	(1,839)

Total	33,479	11,406

Deferred financing costs	5,650	162
Accumulated amortization	(1,114)	(83)

Net deferred financing costs	4,536	79

Intangible assets, net	$38,015	$11,485

Other assets	$4	$405

Intangible and other assets are being amortized on a straight-line basis ranging from 2 to 20 years. We recorded amortization expense related to our intangible assets in Depreciation and amortization in our Consolidated Statement of Income and Comprehensive Income of $3.4 million, $1.1 million and $0.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company estimates the aggregate amortization expense of intangibles for the years ending December 31, 2009, 2010, 2011, 2012 and 2013 to be $3.8 million, $3.8 million, $3.4 million, $2.9 million and $2.1 million, respectively.

On September 30, 2007, the Company acquired, the patent underlying the exclusive license agreement which was part of the acquisition of TWS in April 2006 for $2.5 million in cash. With the purchase, the Company was immediately relieved of the payment obligations under the exclusive license agreement. The purchase was funded using the Company’s revolving line of credit under the Senior Credit Facility with Wells Fargo. The patent is being amortized over 15 years.

At least annually, we review our other assets for possible impairment if market conditions indicate a potential for impairment. We review our amortizing intangible assets at least annually to determine whether events and circumstances warrant a revision to the remaining period of amortization. In developing forecasts for our assessment of goodwill, we concluded that the value of certain amortizing intangible assets was impaired. During 2008, we recorded a charge of approximately $6.2 million related to the impairment of our intangible assets primarily related to the customer lists and patents in our Artificial Lift and Drilling Products segments.

Note 9—Long-term Debt and Capital Leases

Long-term debt as of December 31, 2008 and 2007 consisted of the following:

	2008	2007
	(in thousands)
Convertible Senior Notes	$115,000	$—
Discount on Convertible Senior Notes	(24,197)	—

Convertible Senior Notes, net of discount	$90,803	$—

Long-term debt:
Senior Credit Facility
Equipment term loans	34,000	41,167
Real estate term loans	787	857
Revolving line of credit	2,311	15,448
Promissory notes to stockholders of acquired businesses, maturing February 2008	—	159
Promissory note to stockholders of acquired business, maturing December 2009	515	1,030
Capital lease obligations	882	750

Total	38,495	59,411
Less: Current portion	(9,017)	(7,034)

Long-term debt, less current portion	$29,478	$52,377

Convertible Senior Notes

On February 11, 2008, the Company entered into an underwriting agreement (the “Notes Underwriting Agreement”) with the subsidiary guarantors named therein (the “Guarantors”) and Bear, Stearns & Co. Inc. (the “Underwriter”). The Notes Underwriting Agreement related to the issuance and sale (the “Notes Offering”) of $100.0 million aggregate principal amount of the Company’s 5.25% Convertible Senior Notes due 2028 (the “Notes”). The Notes are guaranteed on a senior, unsecured basis by the Guarantors. Pursuant to the Notes Underwriting Agreement, the Company granted the Underwriter a 13-day over-allotment option to purchase up to an additional $15.0 million aggregate principal amount of Notes, which was exercised in full on February 12, 2008. The net proceeds received from the issuance of the Notes was $111.8 million.

The Notes Underwriting Agreement contains customary representations, warranties and agreements by the Company and the Guarantors, and customary conditions to closing, indemnification obligations of both the Company and the Guarantors, on the one hand, and the Underwriter, on the other hand, including for liabilities under the Securities Act of 1933, obligations of the parties and termination provisions.

The Company used the net proceeds from the Notes Offering to finance the acquisition of Teledrift and for general corporate purposes.

In applying FSP 14-1, $27.8 million of the carrying value of our Convertible Notes was reclassified to equity as of the February 2008 issuance date and offset by a related deferred tax liability of $10.6 million, assuming the effective tax rate at inception of the Convertible Notes was 38%. This discount represents the equity component of the proceeds from the Convertible Notes, calculated assuming an 11.5% non-convertible borrowing rate. The discount will be accreted to interest expense over the expected term of five years, which is based on the call/put option on the debt at February 2013. Accordingly, $3.6 million of additional non-cash interest expense was recorded in the Consolidated Statement of Income (Loss) and Comprehensive Income (Loss) for the year ended December 31, 2008.

Senior Credit Facility

On February 4, 2008, the Company entered into a Second Amendment (the “Amendment”) to the Amended and Restated Credit Agreement (as amended, modified or supplemented prior to the date thereof, the “Senior Credit Facility”), dated as of August 31, 2007, between the Company and Wells Fargo Bank, National Association. The Senior Credit Facility consisted of a revolving line of credit, an equipment term loan and two real estate term loans. The Amendment permitted the Company to consummate the acquisition of Teledrift, to issue up to $150 million in convertible senior notes due 2028 to fund the purchase price of Teledrift, and to incur additional capital expenditures, and includes new financial covenants and other amendments.

The Amendment increased the principal payment required to be made by the Company from $0.5 million monthly to $2.0 million quarterly effective June 30, 2008.

On March 31, 2008, the Company entered into a new Credit Agreement with Wells Fargo Bank, National Association (the “New Credit Agreement”). The New Credit Agreement provides for a revolving credit facility of a maximum of $25 million (the “New Revolving Credit Facility”) and a term loan facility of $40 million (the “New Term Loan Facility”) (collectively, the “New Senior Credit Facility”). The Company refinanced all but approximately $0.8 million of the outstanding indebtedness under its Senior Credit Facility with borrowings under the New Credit Facility. The amount under the Senior Credit Facility that was not refinanced relates to certain existing real estate loans.

The obligations of the Company under the New Credit Agreement are guaranteed by the Company’s domestic subsidiaries and are secured by substantially all present and future assets of the Company and its subsidiaries.

The New Revolving Credit Facility will mature and be payable in full on March 31, 2011. The maximum amount of credit available under the Revolving Credit Facility is equal to the lesser of $25 million or the sum of: (i) 85% of the Company’s eligible accounts receivable, plus (ii) 50% of the Company’s eligible inventory. The Company is required to repay the aggregate outstanding principal amount of the New Term Loan Facility in quarterly installments of $2.0 million each, commencing with the quarter ending June 30, 2008. All remaining amounts owed pursuant to the New Term Loan Facility mature and will be payable in full on March 31, 2011.

The Company must make mandatory prepayments under the New Term Loan Facility annually beginning April 15, 2009, equal to 50% of the Company’s excess cash flow for the previous calendar year. The Company is further required to make certain mandatory prepayments under the New Term Loan Facility upon the receipt of proceeds from any debt or equity issuances and upon certain assets sales. In addition, if the outstanding balance under the New Term Loan Facility exceeds 75% of the appraised orderly liquidation value of the Company’s fixed assets at any time, the Company must reduce the New Term Loan Facility by such excess amount.

Interest accrues on amounts under the New Credit Facility at variable rates based on, at the Company’s election, the prime rate or LIBOR, plus an applicable margin specified in the New Credit Agreement as amended by the Second Amendment. A minimum of 50% of Advances as defined in the New Credit Agreement must be swapped from a floating to a fixed interest rate. At December 31, 2008, $23 million of the debt was swapped to a 3.32% fixed rate. The rate of interest related to borrowings outstanding under the New Credit Agreement at December 31, 2008 was 5.14%.

The New Credit Agreement contains certain financial and other covenants, including a minimum net worth covenant, a maximum leverage ratio covenant, a minimum fixed charge coverage ratio covenant, a maximum senior leverage ratio covenant, a covenant restricting capital expenditures, a covenant limiting the incurrence of additional indebtedness, and a covenant restricting acquisitions, which are substantially the same as the covenants under the prior Senior Credit Facility.

As of December 31, 2008, we had $2.3 million outstanding under the revolving line of credit of the New Senior Credit Facility. Availability under the revolving line of credit as of December 31, 2008 is approximately $1.0 million. Bank borrowings are subject to certain covenants and a material adverse change subjective acceleration clause. Affirmative covenants include compliance with laws, various reporting requirements, visitation rights, maintenance of insurance, maintenance of properties, keeping of records and books of account, preservation of existence of assets, notification of adverse events, ERISA compliance, joint agreement with new subsidiaries, borrowing base audits and use of treasury management services. Negative covenants include limitations associated with liens, indebtedness, change in nature of business, transactions with affiliates, investments, distributions, subordinate debt, leverage ratio, fixed charge coverage ratio, consolidated net income, prohibition of fundamental changes, asset sales and capital expenditures.

The Company evaluated its goodwill and other intangible assets in the fourth quarter of 2008, and recorded an impairment of $67.7 million. As a result, we did not meet the Minimum Net Worth covenant contained within our credit agreement as of December 31, 2008. On February 25, 2009, we entered into a First Amendment and Temporary Waiver Agreement (the “Amendment”) with our lenders, which amended the terms of our New Credit Agreement dated as of March 31, 2008. The Amendment, among other things, increased the interest rate margins applicable to advances under the New Credit Agreement, decreased the aggregate revolving commitment under the New Credit Agreement to $15.0 million, and provides a temporary waiver of any breach by Flotek of the Minimum Net Worth covenant in the Credit Agreement through the earlier of May 15, 2009 or the occurrence of certain other specified events. The Amendment also permits the Company to exchange shares of its common stock for up to $40.0 million of our Convertible Senior Notes.

Our financial projections for 2009 indicated that we could potentially be in non-compliance with the Leverage Ratio, Minimum Net Worth and Fixed Charge Coverage Ratio Covenants contained within our New Credit Agreement during 2009. Due to all of these factors, we negotiated a Second Amendment (the “Second Amendment”) to our New Credit Agreement with our lenders. The Second Amendment changes the manner in which our borrowing base is computed and increases our interest rate and fees associated with borrowings under the New Credit Agreement, limits our permitted maximum capital expenditures to $8.0 million and $11.0 million for 2009 and 2010, respectively and established new covenants related to the Minimum Net Worth, Leverage and Fixed Charge Coverage Ratios.

The Second Amendment reduces the maximum amount of credit available under the Revolving Credit Facility by changing the manner in which our borrowing base is determined. The changes in our maximum available credit under this amended facility are described in the table below:

Equal to the lesser of:	New Credit Agreement	New Credit Agreement, As Amended
	$25 million or	$15 million or
	85% of the Company’s eligible accounts receivable, plus	80% of the Company’s eligible accounts receivable, plus
	50% of the Company’s eligible inventory	50% of the Company’s eligible inventory is limited to eligible inventory, limited to the lesser of $5.0 million or 50% of the Company’s borrowing base, as defined

A summary of the changes to the Minimum Net Worth covenant, Leverage Ratio and Fixed Charge Coverage Ratio are as follows:

Minimum Net Worth:

Criteria	New Credit Agreement		New Credit Agreement, As Amended
Company’s net worth, plus	As of the fiscal quarter ending December 31, 2007	80%	As of the fiscal quarter ending December 31, 2008	90%
An amount equal to, plus	Borrowers consolidated Net Income for each fiscal quarter ending after December 31, 2007 in which such consolidated Net Income is greater than $0	75%	Borrowers consolidated Net Income for each fiscal quarter ending after December 31, 2008 in which such consolidated Net Income is greater than $0	75%
An amount equal to	Equity issuance proceeds received by Borrower or any Subsidiary after December 31, 2007	100%	Equity issuance proceeds received by Borrower or any Subsidiary after December 31, 2008	100%

Leverage Ratio:

Criteria	New Credit Agreement		New Credit Agreement, As Amended
	Period	Covenant	Period	Covenant
Borrower shall not permit the Leverage Ratio as of the end of the period to be more than:	For each fiscal quarter ending prior to September 30, 2008	3.50 to 1.00
	For each fiscal quarter ending on or after September 30, 2008 but prior to March 31, 2009	3.00 to 1.00
			For each fiscal quarter ending prior to March 31, 2009	3.00 to 1.00
	For each fiscal quarter ending on or after March 31, 2009 but prior to September 30, 2009	2.75 to 1.00	For fiscal quarter ending on March 31, 2009	3.35 to 1.00
			For fiscal quarter ending on June 30, 2009	3.95 to 1.00
	For each fiscal quarter ending on or after September 30, 2009	2.50 to 1.00	For fiscal quarter ending on September 30, 2009	4.80 to 1.00
			For fiscal quarter ending on December 31, 2009	5.30 to 1.00
			For fiscal quarter ending on March 31, 2010	4.60 to 1.00
			For fiscal quarter ending on June 30, 2010	3.90 to 1.00
			For fiscal quarter ending on September 30, 2010	3.40 to 1.00
			For each fiscal quarter ending on or after December 30, 2010	3.10 to 1.00

Fixed Charge Coverage Ratio

Criteria	New Credit Agreement		New Credit Agreement, As Amended
	Period	Covenant	Period	Covenant
Borrow shall not permit the Fixed Charge Coverage Ratio for the period described to be less than:	For each fiscal quarter	1.25 to 1.00	For each fiscal quarter ending prior to March 31, 2009	1.25 to 1.00
			For fiscal quarter ending on December 31, 2009	1.10 to 1.00
			For each fiscal quarter ending after December 31, 2009	1.25 to 1.00

As of December 31, 2008, the Company had approximately $0.8 million in vehicle loans and capitalized vehicle leases.

Promissory note to stockholders of acquired business, maturing December 2009

In conjunction with the acquisition of a 50% interest in CAVO in January 2007, the Company issued a note to the seller in the amount of $1.5 million. The note bears interest at 6% and is payable quarterly through December 31, 2009.

Maturities of long-term debt obligations, capital leases, and convertible senior notes at December 31, 2008 are as follows (in thousands):

	Long-term Debt	Capital Leases	Total Long-term Debt and Capital Leases	Convertible Senior Notes
Year Ending December 31,:
2009	$8,585	$432	$9,017	$—
2010	8,716	186	8,902	—
2011	20,312	125	20,437	—
2012	—	102	102	—
Thereafter	—	37	37	115,000

Total	$37,613	$882	$38,495	$115,000

Note 10—Interest Rate Swap

As required by the Senior Credit Facility, the Company has entered into an interest rate swap agreement on 50% of the New Term Loan Facility to partially reduce our exposure to interest rate risk. At December 31, 2008, the interest rate swap had a notional amount of $23.0 million, swap rate of 3.32% and a fair value of ($0.5) million. The Company records the fair value of the swap in accrued liabilities and the unrealized loss in other income (expense).

Note 11—Fair Value Disclosure

The Company adopted FAS 157 as of January 1, 2008, which defines fair value, establishes a frame work for measuring fair value and establishes a valuation hierarchy for disclosure of the inputs to the valuation used to measure fair value. The implementation of FAS 157 did not cause a change in the method of calculating fair value of assets and liabilities. The primary impact from the adoption was additional disclosures.

The Company adopted FAS 157, except as it applies to those nonfinancial assets and nonfinancial liabilities addressed in FASB Staff Position FAS 157-2 (“FSP FAS 157-2”). The FASB issued FSP FAS 157-2 which delays the effective date of FAS No. 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

FAS 157 establishes a hierarchy for disclosure into three broad levels. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows:

•	Level 1—inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•

Level 2—inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

•	Level 3—inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The following table presents information about the Company’s liability measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such a fair value (in thousands):

	Level 1	Level 2	Level 3	Total
Convertible Senior Notes	—	$28,750	—	$28,750

The Company determined the estimated fair value amount of the Convertible Senior Notes by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimate presented herein is not necessarily indicative of the amount that the Company or the debt-holder could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

Note 12—Earnings Per Share (“EPS”)

Basic EPS excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS is based on the weighted average number of shares outstanding during each period and the assumed exercise of dilutive instruments (stock options and unvested restricted stock) less the number of common shares assumed to be purchased with the exercise proceeds using the average market price of the Common Stock for each of the periods presented. Due to the Net loss in 2008, 170,446 shares of dilutive shares relating to stock options have been excluded from the calculation of Diluted EPS due to their anti-dilutive effect.

In connection with the Notes Offering, the Company entered into a Share Lending Agreement with Bear Stearns International Ltd. (“BSIL”). In view of the contractual undertakings of BSIL in the Share Lending Agreement (see Note 14), which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, the Company believes that under accounting principles generally accepted in the United States of America, the borrowed shares should not be considered outstanding for the purpose of computing and reporting the Company’s earnings per share.

Note 13—Income Taxes

The following are the components of total income tax expense:

	For the Years Ended December 31,
	2008	2007	2006
	(in thousands)
Current:
Federal	$8,681	$9,718	$5,142
State	1,254	1,525	594
Foreign	447	272	305

Total current	10,382	11,515	6,041

Deferred:
Federal	(20,287)	(1,091)	542
State	(594)	(10)	—

Total deferred	(20,881)	(1,101)	542

Provision (benefit) for income taxes	$(10,499)	$10,414	$6,583

Our effective income tax rate differs from the federal statutory rate primarily due to state income taxes, permanent tax differences, impairments and changes in valuation allowances. As of December 31, 2008, we had estimated U.S. net operating loss carryforwards of approximately $18.9 million, expiring in various amounts in 2018 to 2028.

	For the Years Ended December 31,
	2008	2007	2006
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	(0.8)	3.2	2.2
Write-off of NOL deferred tax asset	—	—	0.9
Change in valuation allowance	—	—	(0.9)
Goodwill impairment	(11.6)	—	—
Other	0.9	0.2	(0.5)

Effective income tax rate	23.5%	38.4%	36.7%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes at the enacted tax rates in effect when the differences reverse. The components of our deferred tax asset and liabilities are as follows:

	December 31,
	2008	2007
	(in thousands)
Deferred tax assets:
Allowance of doubtful accounts	$533	$494
Inventory valuations	707	—
Equity compensation	170	580
Intangibles	15,055	—
Convertible debt	317	—
Net operating loss carryforwards	6,783	1,713
Other deferred assets	14	3

Deferred tax assets	23,579	2,790

Deferred tax liabilities:
Inventory valuations	—	(168)
Intangibles	—	(3,066)
Property, plant and equipment	(6,696)	(2,120)
Discount on convertible debt	(9,195)	—
Prepaid insurance	(101)	—
Other deferred assets	(30)	(38)

Deferred tax liabilities	(16,022)	(5,392)

Net deferred tax assets (liabilities)	$7,557	$(2,602)

The current portion of deferred tax assets and liabilities is presented net in current assets or current liabilities of the Balance Sheet, as appropriate. Long-term deferred tax assets and liabilities are presented net in other assets or long-term liabilities of the Balance Sheet, as appropriate. At December 31, 2008, total net deferred tax assets of $7.6 million is distributed between Deferred tax assets, current ($0.9 million) and Deferred tax assets, less current portion ($6.7 million). At December 31, 2007, total net deferred tax liabilities of $2.6 million is distributed between Deferred tax assets, current ($0.3 million) and Deferred tax liabilities, less current portion ($2.9 million).

Our current corporate organizational structure requires us to file two separate consolidated U.S. Federal income tax returns. As a result, taxable income of one group cannot be offset by tax attributes, including net operating losses, of the other group.

We have not provided for withholding and U.S. taxes for the unremitted earnings of certain non-U.S. subsidiaries because we intend to permanently reinvest a portion of the unremitted earnings of our non-U.S. subsidiaries in their foreign operations. At December 31, 2008, we had approximately $0.5 million in unremitted earnings outside the United States for which withholding and U.S. taxes were not provided. Income tax expense would be incurred if these funds were remitted to the United States. It is not practicable to estimate the amount of the deferred tax liability on such unremitted earnings.

FIN 48 clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the financial statements. Effective January 1, 2007, the Company adopted the provisions of FIN 48. There were no unrecognized tax positions upon adoption or at December 31, 2007. As a result, the cumulative effect related to adopting FIN 48 was a $73,000 charge to retained earnings related to additional penalties and interest. In addition, certain amounts have been reclassified in the Consolidated Condensed Balance Sheets in order to comply with the requirements of the statement.

In 2008 the Company closed the 2005 and 2006 Internal Revenue Service audits with no material impact to the Company. The Company and its subsidiaries’ state income tax returns are open to audit under the statute of limitations for the years ending December 31, 2005 through 2007.

Beginning January 1, 2007, the Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes. Prior to 2007, the Company recorded interest related to uncertain tax positions in interest expense and did not include it as part of its provision for income taxes. As of December 31, 2008, the Company has accrued $217,000 of interest and penalties related to uncertain tax positions.

Note 14—Capital Stock

On July 11, 2007, the Company effected a two-for-one stock split in the form of a 100% stock dividend to stockholders of record as of July 3, 2007. All share and per share information has been retroactively adjusted to reflect the stock split.

The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue up to 40,000,000 shares of common stock, par value $0.0001 per share, and 100,000 shares of one or more series of preferred stock.

Equity Awards

The Company issues equity awards to our officers, key employees, and non-employee directors In 2003 stockholders approved the 2003 Long Term Incentive Plan (“2003 Plan”), under which awards may be granted to employees and non-employee directors in the form of stock options, restricted stock and certain other incentive awards. The maximum number of shares or units that may be issued under the 2003 Plan is 1,400,000. In 2005, shareholders approved the 2005 Long Term Incentive Plan (“2005 Plan”). Under the 2005 Plan the number of shares that may be used for awards other than stock options, restricted stock and certain other incentive awards was 1,900,000. In 2007, shareholders approved the 2007 Long Term Incentive Plan (“2007 Plan”). Under the 2007 Plan the number of shares that may be used for awards other than stock options, restricted stock and certain other incentive awards was 2,200,000. At December 31, 2008, options to purchase a total of 857,251 shares were outstanding under the 2003 and 2005 Plans. At December 31, 2008 there were zero and 104,558 shares available for grant under the 2003 Plan and 2005 Plans, respectively. No equity awards have been granted under the 2007 Plan in 2008. Under the Plans, the option exercise price is equal to the fair market value of our common stock at the date of grant. Options currently expire no later than 10 years from the grant date and generally vest within four years or less. Proceeds received by us from exercises of stock options are credited to common stock and additional paid-in capital.

The weighted-average estimated fair value of stock options granted during 2008 and 2007 was $4.37 and $7.21 per share, respectively. These amounts were determined using the Black-Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the option. The assumptions used in the Black-Scholes model were as follows for stock options granted in 2008 and 2007:

	For the Years Ended December 31,
	2008	2007
Risk-free interest rate	2.30%	4.06% - 4.82%
Expected volatility of common stock	47.0%	39.7% - 42.0%
Expected life of options	4.25 years	5.00 years	*
Vesting period	4 years	1 - 4 years
Dividend yield	0.0%	0.0%

*	During 2007 significant options were also granted with a weighted-average expected life of 3.5 years.

The risk free interest rate is based on the yield of U.S. Treasury securities that correspond to the expected holding period of the options. Volatility for the options granted in 2008 represents the weighted average of volatility of a group of companies which are considered peers. The results of the analysis support one expected term for all groups of employees. The expected forfeiture rate of 5% for 2008 was determined based on the historical stock option forfeiture data.

The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully-transferable. Because option valuation models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options, and our options do not have the characteristics of traded options, the option valuation models do not necessarily provide a reliable measure of the fair value of our options.

At December 31, 2008, there was $6.1 million of total measured but unrecognized compensation expense related to non-vested compensation arrangements granted under our plans. The cost is expected to be recognized over a weighted average period of 2.6 years.

A summary of stock option activity for the years ended December 31, 2006, 2007 and 2008 is as follows:

	Shares Underlying Options	Weighted- average Exercise Price
Outstanding as of January 1, 2006	2,246,872	$2.07
Exercised	(600,432)	$0.96

Outstanding as of December 31, 2006	1,646,440	$2.47
Granted	295,488	$17.90
Exercised	(594,724)	$2.53
Cancelled	(11,570)	$5.32

Outstanding as of December 31, 2007	1,335,634	$5.77
Granted	139,812	$22.16
Exercised	(518,973)	$1.74
Cancelled	(99,222)	$17.65

Outstanding as of December 31, 2008	857,251	$9.57

	Shares Underlying Options	Weighted- average Exercise Price
Options exercisable as of December 31, 2006	1,646,440	$2.47

Options exercisable as of December 31, 2007	1,043,216	$2.44

Options exercisable as of December 31, 2008	625,594	$6.00

The total intrinsic value of stock options exercised in 2008, 2007 and 2006 was $9.0 million, $12.3 million and $6.3 million, respectively. The aggregate intrinsic value of stock options outstanding and exercisable at December 31, 2008 was $0.4 million and $0.4 million, respectively. The intrinsic value is calculated as the difference between the fair value as of the end of the period and the exercise price of the stock options.

The weighted average contractual life remaining on outstanding stock options was approximately five, six and eight years as of December 31, 2008, 2007 and 2006, respectively.

In 2007, the Company awarded 338,017 restricted shares of common stock (“RSAs”) to certain employees under the 2005 Plan. Of these RSAs 64,417 were four year performance based and 273,600 were time-vesting.

In 2008, the Company awarded 52,392 RSAs to certain employees under the 2005 Plan. Of these RSAs, 40,072 were 4 year performance based and 12,320 were time-vesting. A summary of RSA activity for the years ended December 31, 2007 and 2008 follows:

Shares Underlying RSA’s
Unvested as of January 1, 2007	—
Granted	338,017
Forfeited	(1,256)

Unvested as of December 31, 2007	336,761
Granted	52,392
Vested	(85,788)
Forfeited	(69,867)

Unvested as of December 31, 2008	233,498

The weighted average grant date fair value of unvested RSAs at December 31, 2008 was $24.51.

Treasury Stock

During 2007, the Company repurchased 70,174 shares of its common stock issued in conjunction with the acquisition of Spidle Sales and Services, Inc. The repurchase of these shares was optional by the parties involved in the acquisition agreement.

In 2008, the Company purchased 17,400 shares of its common stock upon the vesting of employee restricted stock awards granted in 2007 which vested. The shares repurchased from employees at the vesting of the restricted stock offset the income taxes owed by the employee. Additionally, shares previously issued as restricted stock awards to employees were forfeited during 2008 and accounted for as treasury stock.

The Company accounts for treasury stock using the cost method and includes treasury stock as a component of stockholders’ equity. The Company currently does not have or intend to initiate a share repurchase program.

Share Lending Agreement

On February 11, 2008, and in connection with the Common Stock Underwriting Agreement and the Notes Underwriting Agreement, the Company entered into a share lending agreement (the “Share Lending Agreement”) with Bear Stearns International Limited (“BSIL”) and the Underwriter, as agent for BSIL. Under this agreement, the Company agreed to loan to BSIL 3,800,000 shares of Common Stock during a period beginning the date the Company entered into the Share Lending Agreement and ending on February 15, 2028, or earlier, if the Company notifies BSIL in writing of its intent to terminate the Share Lending Agreement in accordance with the agreement’s terms or in certain other circumstances including a breach by BSIL of any of its representations and warrantees covenants or agreements under the share lending agreement, or the bankruptcy of BSIL. BSIL borrowed all 3,800,000 shares on the closing of the Stock Offering. The Company did not receive any proceeds from the sale of the borrowed shares of Common Stock pursuant to the Share Lending Agreement, but the Company did receive a loan fee of $0.0001 per share for each share of Common Stock that the Company loaned to BSIL. Under the Share Lending Agreement, BSIL is permitted to use the shares borrowed from the Company and offered in the Stock Offering only for the purpose of directly or indirectly facilitating the sale of the Notes and the hedging of the Notes by holders.

Upon the conversion of the Notes, a number of shares of Common Stock proportional to the conversion rate for such Notes must be returned to the Company. Any borrowed shares returned to the Company cannot be re-borrowed.

The shares that the Company loaned to BSIL are issued and outstanding for corporate law purposes, and accordingly, the holders of the borrowed shares have all of the rights of a holder of the Company’s outstanding shares, including the right to vote the shares on all matters submitted to a vote of the Company’s shareholders and the right to receive any dividends or other distributions that the Company may pay or makes on its outstanding shares of Common Stock. However, under the Share Lending Agreement, BSIL has agreed:

•	To pay, within one business day after the relevant payment date, to the Company an amount equal to any cash dividends that the Company pays on the borrowed shares; and

•	To pay or deliver to the Company, upon termination of the loan of borrowed shares, any other distribution, in liquidation or otherwise, that the Company makes on the borrowed shares.

To the extent the borrowed shares the Company lent under the Share Lending Agreement and offered in the Stock Offering have not been sold or returned to the Company, BSIL has agreed that it will not vote any such borrowed shares of which it is the record owner. BSIL has also agreed under the Share Lending Agreement that it will not transfer or dispose of any borrowed shares, other than to its affiliates, unless such transfer or disposition is pursuant to a registration statement that is effective under the Securities Act. However, investors that purchase the shares from BSIL (and any subsequent transferees of such purchasers) will be entitled to the same voting rights with respect to those shares as any other holder of Common Stock.

In view of the contractual undertakings of BSIL in the Share Lending Agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, the Company believes that under generally accepted accounting principles in the United States currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting the Company’s earnings per share.

We did not receive any proceeds from the sale by BSIL of the borrowed shares. If BSIL were to become bankrupt, we would be an unsecured creditor and could receive significantly less than the value of the shares we have loaned to BSIL under the share lending agreement. In such event, we would also likely have to consider the shares that we have loaned to BSIL to be outstanding for the purpose of computing our earnings per share.

Common Stock Underwriting Agreement

Concurrently with the Notes Offering, on February 11, 2008, the Company entered into an underwriting agreement (the “Stock Underwriting Agreement”) with BSIL and the Underwriter, as agent for BSIL. The Stock Underwriting Agreement related to the issuance and delivery to BSIL (the “Stock Offering”) of 3,800,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock” and, together with the Notes, the “Securities”). The Stock Underwriting Agreement contemplates that the Underwriter will sell the shares of Common Stock loaned to BSIL in accordance with the Share Lending Agreement (as defined below). Under the Stock Underwriting Agreement, the Underwriter will initially offer 3,138,200 loaned shares of Common Stock to the public at $17.50 per share in a fixed price offering and, following such offering, will offer additional loaned shares in variable price offerings from time to time on the terms and in the amounts the Underwriter deems advisable. Accordingly, the Company will not receive any proceeds from the sale of the Common Stock, but will receive a nominal lending fee of $0.0001 per share from BSIL for use of the shares. BSIL or its affiliate will receive all the proceeds from the sale of the shares.

The Stock Underwriting Agreement contains customary representations, warranties and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company, on the one hand, and the Underwriter, on the other hand, including for liabilities under the Securities Act of 1933, obligations of the parties and termination provisions.

The Securities were and will be sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-148384), which was originally declared effective December 28, 2007 and subsequently amended by Post-Effective Amendment No. 1 filed on February 5, 2008, and related prospectuses filed with the Securities and Exchange Commission.

Note 15—Related Party Transactions

The Company purchased from Phoenix E&P Technology, LLC (‘Phoenix”) its manufacturing assets, inventory and intellectual property rights to produce oilfield shale shaker screens on January 28, 2005. The assets were purchased for $46,640 with a three-year royalty interest on all shale shaker screens produced. Phoenix is 75% owned by Chisholm Energy Partners (“CEP”). Jerry D. Dumas, Sr., our Chief Executive Officer and Chairman, and Dr. Glenn Penny, our former President, each has a 2 1/2% indirect ownership interest in CEP, and John Chisholm, a director of Flotek, has a 30% ownership interest in CEP. No royalties were earned during 2008, 2007 or 2006.

Note 16—Commitments and Contingencies

The Company is involved, on occasion, in routine litigation incidental to our business.

The Company has entered into operating leases for office space, vehicles and equipment. Future minimum lease payments under our operating and capital leases are as follows (in thousands):

For the Years Ended December 31,	Operating Leases	Capital Leases	Total
2009	$1,898	$485	$2,383
2010	1,466	216	1,682
2011	1,377	143	1,520
2012	1,149	106	1,255
2013	420	39	459
Thereafter	1,503	—	1,503
Less: Imputed Interest	—	(107)	(107)

Total	$7,813	$882	$8,695

Total rent expense under these operating leases totaled approximately $1.7 million, $1.5 million and $0.4 million during the years ended December 31, 2008, 2007 and 2006, respectively.

401(k) Retirement Plan

The Company maintains a 401(k) retirement plan for the benefit of eligible employees in the United States. All employees are eligible for the plan upon date of employment. In March 2006, the Company began matching 0.25% of each employee’s 1% contribution up to 0.75% of qualified compensation. As of January 1, 2008, the Company increased its match to 100% of each employee’s 401(k) contribution up to 4% of qualified compensation. The consolidated financial statements for 2008, 2007 and 2006 include expense of approximately $940,000, $89,000 and $16,000, respectively, related to the Company 401(k) match.

Concentrations

Essentially all of our revenue is derived from the oil and gas industry. This concentration of customers in one industry increases our credit and business risk, particularly given the volatility of activity levels in the industry. The majority of our sales are to major or large independent oilfield service companies with established credit histories, and actual credit losses have been insignificant.

The customers for our products and services include major integrated oil and natural gas companies, independent oil and natural gas companies, pressure pumping service companies and state-owned national oil companies. One of our customers accounted for 12% of our consolidated revenues for each of the years ended December 31, 2008 and 2007. No single customer accounted for more than 10% of our consolidated revenues in the year ended December 31, 2006. Our top five customers accounted for 34% of our consolidated revenues for each of the years ended December 31, 2008 and 2007 and 30% of consolidated revenue for the year ended December 31, 2006.

The majority of the sales to our top five customers were in the Chemicals and Logistics segment and collectively accounted for approximately 63%, 52% and 47% of revenue for this segment for the years ended December 31, 2008, 2007 and 2006, respectively. Our top three customers accounted for 25%, 15% and 12% of the segments revenue for the year ended December 31, 2008, respectively. In fiscal 2007, these companies accounted for 21%, 14% and 10% of segment revenue, respectively, while in fiscal 2006 these companies accounted for 11%, 15% and 14% of segment revenue, respectively.

Two of our top customers also make purchases for another one of our other top customers as part of their normal business operations. We cannot quantify the magnitude of purchase made by one of our customers on behalf of another entity. While these three customers are not under common control nor are they affiliates of each other or Flotek, combined they accounted for 40%, 38% and 28% of segment revenue for the years ended December 31, 2008, 2007 and 2006 respectively. These two customers accounted for 20%, 21% and 14% of consolidated revenues for the same periods, respectively. A loss of this combined customer group would negatively impact the Company’s operating results.

One customer, accounted for 56%, 53% and 43% of the Artificial Lift segment revenue for the years ended December 31, 2008, 2007 and 2006, respectively.

None of these customers were a related party or affiliate of Flotek during any of the years ended December 31, 2008, 2007 or 2006.

Note 17—Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

The Company has determined that there are three reportable segments:

•

The Chemicals and Logistics segment is made up of two business units. The specialty chemical business unit designs, develops, manufactures packages and sells chemicals used by oilfield service companies in oil and gas well drilling, cementing, stimulation and production. The logistics business unit manages automated bulk material handling, loading facilities, and blending capabilities for oilfield service companies.

•	The Drilling Products segment rents, inspects, manufactures and markets downhole drilling equipment for the energy, mining, water well and industrial drilling sectors.

•

The Artificial Lift segment manufactures and markets artificial lift equipment which includes the Petrovalve line of beam pump components, electric submersible pumps, gas separators, valves and services to support coal bed methane production.

The Company evaluates performance based on several factors, of which the primary financial measure is business segment income before taxes. The accounting policies of the business segments are the same as those described in “Note 2—Summary of Significant Accounting Policies.” Inter-segment sales are accounted for at fair value as if sales were to third parties and are eliminated in the consolidated financial statements.

Summarized financial information concerning the segments as of and for the years ending December 31, 2008, 2007 and 2006 is shown in the following table (in thousands):

	Chemicals and Logistics	Drilling Products	Artificial Lift	Corporate and Other	Total
2008
Net revenue to external customers	$109,356	$98,262	$18,445	$—	$226,063
Income (loss) from operations	$37,433	$(43,840)	$(6,709)	$(17,635)	$(30,751)
Depreciation and amortization(1)	$1,782	$10,121	$633	$308	$12,844
Total assets (2)	$44,060	$176,287	$16,104	$(1,906)	$234,575
Goodwill	$11,610	$33,833	$—	$—	$45,443
Capital expenditures	$2,464	$19,840	$293	$1,114	$23,711
Interest expense (2)	$—	$43	$—	$13,770	$13,813

2007
Net revenue to external customers	$86,271	$56,836	$14,901	$—	$158,008
Income (loss) from operations	$32,389	$5,632	$1,381	$(9,716)	$29,686
Depreciation and amortization(1)	$960	$4,909	$557	$111	$6,537
Total assets	$42,849	$97,730	$17,827	$2,387	$160,793
Goodwill	$11,610	$42,887	$5,861	$122	$60,480
Capital expenditures	$6,313	$8,532	$653	$174	$15,672
Interest expense	$2	$73	$—	$3,426	$3,501

2006
Net revenue to external customers	$50,545	$36,753	$13,344	$—	$100,642
Income (loss) from operations	$16,845	$6,325	$1,514	$(5,831)	$18,853
Depreciation and amortization(1)	$395	$2,044	$154	$157	$2,750
Total assets	$25,459	$39,748	$16,860	$823	$82,890
Goodwill	$7,620	$9,689	$6,876	$—	$24,185
Capital expenditures	$3,222	$5,293	$635	$51	$9,201
Interest expense	$3	$33	$6	$963	$1,005

(1)	Includes depreciation expense included in cost of revenue of $7,274, $4,264 and $1,785 for the years ended December 31, 2008, 2007 and 2006, respectively.
(2)

Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement).

Note 18—Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in thousands, except per share data)
2008
Revenue	$46,471	$56,809	$62,787	$59,996	$226,063
Net income (loss)(1)	3,209	4,439	5,173	(46,982)	(34,161)
Earnings (loss) per share(2)
Basic	0.17	0.23	0.27	(2.44)	(1.78)
Diluted	0.17	0.23	0.26	(2.44)	(1.78)

2007
Revenue	$35,079	$37,802	$41,728	$43,399	$158,008
Net income	3,703	4,856	5,049	3,119	16,727
Earnings per share(2)
Basic	0.21	0.27	0.27	0.17	0.91
Diluted	0.20	0.25	0.27	0.16	0.88

(1)

Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement).

(2)

Amounts have been retrospectively revised as a result of the adoption, effective January 1, 2009, of FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.

Note 19—Subsequent Events

Through August 25, 2009, management has evaluated the events or transactions that have occurred for potential recognition or disclosure in the financial statements, the circumstances under which the Company should recognize events or transactions occurring after the June 30, 2009 balance sheet date in its financial statements and the disclosures that the Company should make about events or transactions that occurred after the balance sheet date.

Shareholder Lawsuit

On August 7, 2009, a class action suit was commenced in the United States District Court for the Southern District of Texas on behalf of purchasers of the common stock of the Company between May 8, 2007 and January 23, 2008, inclusive, seeking to pursue remedies under the Securities Exchange Act of 1934.

The complaint alleges that, throughout the time period indicated, Flotek failed to disclose material adverse facts about the Company’s true financial condition, business and prospects. Specifically, the complaint alleges that defendants failed to disclose the following adverse facts, among others: (i) the Company was experiencing weakness in its Rocky Mountain sales region due to its decision to not cut prices to the level of its competitors; (ii) the Company’s operating profit margins were being negatively impacted as customers increasingly opted to rent equipment instead of purchasing it; (iii) sales in the Company’s chemicals division were declining due to a decrease in fracing activity; and (iv) as a result of the foregoing, defendants’ positive statements concerning the Company’s guidance and prospects were lacking in a reasonable basis at all relevant times.

Since August 7, 2009, several other class action suits have been commenced by others concerning the foregoing matters. At this time and due to the recent filing of the lawsuits the Company is unable to provide further details.

The Company is subject to claims and legal actions in the ordinary course of our business. The Company believes that all such claims and actions currently pending against the Company are either adequately covered by insurance or would not have a material adverse effect.

Issuance of Preferred Stock

On August 11, 2009, we entered into agreements with a limited number of accredited investors to issue and sell in a private placement an aggregate of 16,000 units (“Units”) at a price of $1,000 per Unit. Each Unit is comprised of (i) one share of cumulative redeemable convertible preferred stock, (ii) warrants to purchase up to 155 shares of Flotek’s common stock at an exercise price of $2.31 per share and (iii) contingent warrants to purchase up to 500 shares of Flotek’s Common Stock at an exercise price of $2.45 per share. Each share of preferred stock will be convertible into 434.782 shares of common stock (for a conversion price of $2.30 per share), subject to adjustment in certain events. The closing of this private placement occurred on August 12, 2009, resulting in our receipt of gross proceeds of $16.0 million. The net proceeds received by Flotek in the private placement will be approximately $15 million. Flotek will use the net proceeds to reduce borrowings under its bank credit facility, thereby providing additional liquidity, and for general corporate purposes.

Each share of preferred stock has a liquidation preference of $1,000. Dividends on the preferred stock are payable quarterly in cash or, at Flotek’s option after obtaining shareholder approval, in shares of Flotek common stock based on the volume weighted average price of such shares for the ten trading days prior to the date the dividend is paid. Dividends will accrue at the rate of 15% of the liquidation preference per annum, and will be cumulative from the date on which the preferred stock is issued. The dividend rate will increase to 17.5% if Flotek has not obtained shareholder approval of (1) the contingent warrants described below, (2) the payment of dividends on the preferred stock in shares of common stock, and (3) an amendment to the Company’s certificate of incorporation increasing the shares of authorized common stock (“Shareholder Approval”) within 120 days following the closing of the private placement, will increase further to 20% if Shareholder Approval is not obtained within 240 days, and will revert to 15% upon any subsequent obtaining of such Shareholder Approval. Dividends will accumulate if not paid quarterly. Classification of the preferred shares as an equity instrument is contingent upon shareholder approval, which is expected to be obtained before the end of the next reporting period.

The preferred stock will, at Flotek’s option after Shareholder Approval (but not earlier than six months after the date on which the preferred stock was issued), be automatically converted into shares of common stock if the closing price of the common stock is equal to or greater than 150% of the then current conversion price for any 15 trading days during any 30 consecutive trading day period. If the preferred stock automatically converts and Flotek has not previously paid holders amounts equal to at least 8 quarterly dividends on the preferred stock, Flotek will also pay to the holders, in connection with any automatic conversion, and amount, in cash or shares of common stock (based on the market value of the common stock), equal to 8 quarterly dividends less any dividends previously paid to holders of the preferred stock.

Holders of the preferred stock will have no voting rights except as provided by law and as provided in the certificate of designation for the preferred stock. Holders of the preferred stock will have voting rights with respect to issuances of other preferred stock that is senior in rights to the preferred stock issued in the private placement and to amendments to the Company’s certificate of incorporation or the certificate of designations governing the preferred stock that would amend or adversely affect the rights of the preferred stock. In addition, in the event that dividends are not paid for any six quarters, whether or not consecutive, then the number of directors that make up Flotek’s Board of Directors will be increased to permit the holders of the majority of the then outstanding shares of preferred stock, voting separately as a class, to elect two directors.

Flotek will be required to make an offer to the holders of the preferred stock to repurchase any or all outstanding shares of preferred stock for cash at a price equal to 110% the liquidation preference of the preferred stock, plus accrued and unpaid dividends to the repurchase date, if Shareholder Approval has not been obtained by June 30, 2011. Flotek may redeem any of the preferred stock beginning on the third anniversary of the closing of the private placement. The initial redemption price will be 105% of the liquidation preference, declining to 102.5% on the fourth anniversary of the closing, and to 100% on or after the fifth anniversary of the closing, in each case plus accrued and unpaid dividends to the redemption date.

We also issued warrants in the private placement, of which warrants to purchase up to an aggregate of 2,480,000 shares of our Common Stock are currently exercisable at an exercise price of $2.31 per share (the “Exercisable Warrants”) and warrants to purchase up to 8,000,000 shares of our Common Stock are only exercisable after we obtain shareholder approval at an exercise price of $2.45 per share (the “Contingent Warrants”, and collectively with the Current Warrants, the “Warrants”).

The Exercisable Warrants will expire if not exercised within 60 months after the closing of the private placement. Subject to shareholder approval, the Exercisable warrants will contain anti-dilution price protection in the event Flotek issues shares of Common Stock or securities exercisable for or convertible into Common Stock at a price per share less than the exercise price of the Exercisable Warrants, subject to certain exceptions.

The Contingent Warrants will not be exercisable until after Shareholder Approval has been obtained (but regardless of whether shareholders approve payment of dividends on the preferred stock in shares of common stock). The Contingent Warrants will be exercisable only for cash unless Flotek is in breach of its obligations under the purchase agreements to provide an effective registration statement for the resale of the shares of common stock issuable upon exercise of the Contingent Warrants. The Contingent Warrants will expire if not exercised within the earlier of 60 months after Shareholder Approval or 98 months after the closing of the private placement. The Contingent warrants will contain anti-dilution price protection in the event Flotek issues shares of Common Stock or securities exercisable for or convertible into Common Stock at a price per share less than the exercise price of the Contingent Warrants, subject to certain exceptions.

Neither the Units nor the securities comprising the Units have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration.

Amendment of Credit Facility

In connection with the private placement, we also entered into an amendment to our Credit Facility. We entered into a Third Amendment and Waiver to the Credit Agreement (the “Third Amendment”) which (i) waives certain potential defaults would have occurred pursuant to the Credit Agreement as of June 30, 2009 without such a waiver, (ii) modifies certain of the financial and other covenants contained in the Credit Agreement, (iii) provides that we are permitted us to retain all of the net proceeds of the private placement, and also under most circumstances any proceeds derived by the Company from the exercise of any of the warrants issued in the private placement, and (iv) permits us to pay dividends in cash on the preferred stock in certain circumstances.

We determined during the second quarter of 2009 that the Company would breach the Leverage Ratio, the Fixed Charge Coverage Ratio, and the Net Worth covenants of the Credit Agreement as of the quarter end of June 30, 2009 and during subsequent quarters unless the Bank waived the possible June 30, 2009 breaches and these covenants were amended prospectively. The Third Amendment modifies these covenants in the manner requested by the Company as described below.

The Third Amendment amended the Leverage Ratio covenant. “Leverage Ratio” is defined as the ratio that the debt of the Company bears to its trailing EBITDA (net income plus interest, tax, depreciation and amortization expense and other non-cash charges). The Third Amendment amends this covenant as follows: (i) there would be no Leverage Ratio covenant applicable to the periods beginning with the second quarter of 2009 through and including the first quarter of 2010, and (ii) thereafter, the Leverage Ratio could not exceed (a) 4.75 to 1.00 for the quarter ending on June 30, 2010, (b) 4.00 to 1.00 for the quarter ending on September 30, 2010, and (c) 3.75 to 1.00 for each quarter ending on or after December 31, 2010.

The Third Amendment also amends the Fixed Charge Coverage Ratio covenant of the Credit Agreement. The Credit Agreement defines “Fixed Charge Coverage Ratio” as the ratio of (a) the Company’s EBITDA for the trailing four quarters to (b) Fixed Charges for those four quarters. “Fixed Charges” is defined as the sum of (i) interest expense, (ii) scheduled debt payments, including capital leases payments, (iii) taxes payments, and (iv) actual maintenance capital expenditures. The Third Amendment modifies this covenant by: (a) waiving the Fixed Charge Coverage Ratio for the second quarter of 2009, and (b) amending the Fixed Charge Coverage Ratio covenant for subsequent periods to provide that this ratio may not be less than: (i) 0.75 to 1.00 for the quarter ending September 30, 2009, (ii) 1.10 to 1.00 for the quarters ending December 31, 2009, March 31, 2010, and June 30, 2010, and (iii) 1.25 to 1.00 for each quarter ending on or after June 30, 2010. EBITDA and Fixed Charges will be determined for this purpose based on annualized results beginning with the results of the quarter ending September 30, 2009.

In addition, the Third Amendment amends the minimum Net Worth requirement set forth in the Credit Agreement. “Net Worth” is the shareholder’s equity of the Company and its subsidiaries, subject to certain adjustments. The Third Amendment modifies this covenant to now require that Net Worth at least equal (i) 90% of the Company’s Net Worth as of the end of the fiscal quarter ended June 30, 2009, plus (ii) 75% of the Company’s net income for each fiscal quarter ending after June 30, 2009 in which such net income is greater than $0 plus (iii) an amount equal to 100% of any proceeds of equity issuances by the Company after June 30, 2009.

Pursuant to the Third Amendment, the Company will be required to maintain through June 30, 2010 at least $5.0 million of cash and availability under its revolving line of credit pursuant to the Credit Agreement, and has agreed to increase the amount of the annual principal payment it is required to make pursuant to the Credit Agreement with respect to its term facility from 50% of Excess Cash Flow to 75% of Excess Cash Flow. “Excess Cash Flow” is the Company’s EBITDA, subject to certain adjustments, minus (b) the sum of the following during such period: (i) taxes, (ii) permitted capital expenditures, (iii) cash interest expense, and (iv) principal installment payments and optional prepayments of the term facility.

In addition, the Third Amendment makes certain other changes to the Credit Agreement, including making changes to the Credit Agreement relating to permitted debt, operating leases, acquisitions, and asset sales.

CEO Retirement

On August 11, 2009, we entered into a Retirement Agreement with Jerry Dumas, our Chairman and Chief Executive Officer, providing for his retirement from the Company. Pursuant to this Retirement Agreement: (i) Mr. Dumas will remain as Chief Executive Officer of the Company until the earlier of the date of the election of his replacement or January 1, 2010, (ii) Mr. Dumas will remain as Chairman of the Board and a director of the Company until the Company’s 2010 annual stockholders’ meeting, (iii) Mr. Dumas will remain as an employee of the Company through June 30, 2010, (iv) Mr. Dumas will perform throughout the term of his employment such duties as shall be assigned to him by the Board of Directors of the Company, which duties will not exceed the scope of the responsibilities of the Chief Executive Officer or President of the Company, and (v) Mr. Dumas will assist in the transition of his duties as the Chief Executive Officer and President of the Company to his successor for 3 months after any such successor is elected. John W. Chisholm, one of our directors, will act as our interim President pending the election of a new Chief Executive Officer of the Company by providing services to Flotek through two companies controlled by Mr. Chisholm for which he will receive remuneration of $32,000 per month. The Retirement Agreement provides for the payment to Mr. Dumas of his current salary through June 30, 2010, a one-time payment of $225,000 on June 30, 2010, and for acceleration of vesting of his outstanding equity grants as of June 30, 2010.

Additionally, on August 11, 2009, Mr. Dumas purchased 200 Units related to the private placement for $200,000.

Other Matters

On March 13, 2009, William R. Ziegler resigned as a director of the Company. The Company will file a current report on Form 8-K reporting such event within the required time period.